Exhibit B

Fairness Opinion of Gate-Way Capital, Inc.

Excel Management Systems, Inc Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Value Analysis for:

Pioneer Oil and Gas

As of April 30, 2005

Prepared By:
Excel Management, Inc.
——————————
Gate-Way Capital, Inc.
Business Optimization
&Valuation Specialists
2722 South Davis Blvd.
Bountiful, Utah 84010
Phone: (801) 299-9902
FAX: (801) 299-9900

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

March 25, 2005

Mr. Don J. Colton, President
Pioneer Oil and Gas
1206 West South Jordon Parkway, Unit B
South Jordon, UT 84095

Dear Mr. Colton:

Excel Management * Gate-Way Capital, Inc. was engaged to estimate the fair market value of the tangible and intangible assets of the Pioneer Oil and Gas (“The Company”) located in South Jordon, Utah as of April 30, 2005..

This report presents the results of our findings as expressed in our Opinion of Value. Based on the information contained in the report that, it is our estimate that the fair market value of the assets of Pioneer Oil and Gas can be reasonably stated as:

VALUE OF COMPANY OPERATIONS AND ASSETS             $8,468,420

That figure represents a Sales Price to Revenues ratio of approximately 5.3 (multiple) which is based on the weighted average of revenues for the periods FY 2000 through FY 2004. That ratio is consistent with our findings from an extensive examination of “similar” companies in the same industry. That analysis indicated a range of from 4 to 7 times Revenues for “similar” companies that were sold.

We appreciated the opportunity to work with you, and hope we will have other similar opportunities in the near future.

Respectfully Submitted,

Dale S. Richards, MBA, AVA, EIT
Managing Partner, Gate-Way Capital, Accredited Valuation Analyst

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	2 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

TABLE OF CONTENTS

TABLE OF CONTENTS
EXECUTIVE SUMMARY
INTRODUCTION
VALUATION GUIDANCE, ASSUMPTIONS AND PROCEDURES
INDUSTRY AND ECONOMIC OUTLOOK
HISTORICAL BACKGROUND
FINANCIAL REVIEW
COST OF CAPITAL
DERIVING AN OPINION OF VALUE
THE ASSET BASED APPROACH
THE MARKET BASED APPROACH
THE INCOME APPROACH
SELECTING THE OPINION OF VALUE
VALUATION DISCOUNTS
ANALYST CERTIFICATION
EXCEL MANAGEMENT SYSTEMS & GATE-WAY CAPITAL PROFILE

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	3 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

EXECUTIVE SUMMARY

The Opinion of Value presented in this report is based upon a professional analysis of all available information about Pioneer Oil and Gas, Inc. (the “Company”). That analysis was conducted in accordance with the National Association of Certified Valuation Analyst professional valuation techniques and standards, and with Internal Revenue Ruling 59-60. Revenue Ruling provides that standard definition for Fair Market Value, which is the Standard of Value used for this report. IRR 59-60 also requires that Opinions of Value be derived using the all three Valuation Approaches: Asset Based, Market, and Income. Accordingly, this report examined the subject Company’s value using all three Approaches. The Opinion of Value expressed below was derived using a standard definition for Fair Market Value and examined all three Valuation Approaches.

Opinion of Value

The Opinion of Value presented in this report is based on an applicable standard of value, purpose and premise for which this report was written. The Opinion is also based on values derived using one or more of the three acceptable valuation approaches.

Selection and Weighting Methods

The selection of and reliance on weighting procedures relies on the professional judgment and experience of the analyst rather than a system of prescribed formulas. Accordingly, the following weights were selected for this report.

Weight Used for Allocating the Asset Based Approach	0%
• Unadjusted Book Value is NOT APPLICABLE
• Adjusted Book Value all Adjusted Assets and Liabilities	$8,052,162

This method was based on the Company’s unaudited Balance Sheet for March 2005, information provided by management regarding the sales of acreage from the Central Utah Overthrust project, and a discounted amount of the asset value of the rights to oil and gas producing properties. This approach was assigned a weight of zero because the analyst believes that the earnings for this fiscal year are extraordinary and do not necessarily represent the long-term value of the Company based on the results of historical financial statements.

Weight Selected for Allocating the Market Approach	60%
• C-E-I-R 10,000 Database (GPTC)	$7,179,000
• DoneDeals Database (CTM)	$8,931,200

Selected Market Approach Value	$8,055,100

This method relies on the selection of truly “comparable” companies in the same industry which is challenging since few companies have the same financial structure, cost structure, organization, operational processes, product mixes, markets, etc. However, the approach does provide valuable perspective about the market.

Weight Selected for Allocating the Income Approach	40%
• Discounted Earnings Method	$9,088,400

This approach relies on the correct projection of future earnings and the selection of an appropriate Cost-of-Capital and it is considered to be an excellent approach to determining value for the sale of a business.

The Table below summarizes the allocation of values from the three approaches and presents the Opinion of Value for this report.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	4 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: ALLOCATION OF VALUE SUMMARY

APPROACH	APPROACH VALUE	WEIGHT	EXTENDED VALUE

Asset Approach to Value	$8,026,550		Not Used
Adjusted Assets Method	$8,026,550

Market Approach to Value	$8,055,100		$ 4,833,060
Guideline Public Companies Method	$7,179,000

Comparative Transaction Method	$8,931,200

Income Approach to Value
Discounted Projected Cash Flow	$9,088,400		$ 3,635,360

Fair Market Value of Company 100% of Operations and Assets			$ 8,468,420

The Opinion of Fair Market Value does not include discounts for a Lack of Marketability, nor for Minority Interest since these discounts were deemed to be unnecessary for this valuation.

Summary Information

Legal Name:	Pioneer Oil and Gas

Registration Number:	752446-01-42

Registration Date:	10/16/1980

Address:	1206 West South Jordon Parkway, Unit B

South Jordon, UT 84095

License Type:	Corporation – Domestic - Profit

Registered Agent	Don Colton

2172 E. Gambel Oak Dr

Sandy, UT 84092

Primary SIC Code:
1311 - comprises establishments primarily engaged in operating oil and as field properties. Such activities may include exploration for crude petroleum and natural gas; drilling, completing, and equipping wells; operation of separators, emulsion breakers, de-silting equipment, and field gathering lines for crude petroleum; and all other activities in the preparation of oil and gas up to the point of shipment from the producing property.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	5 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Valuation Date:	April 30, 2005

The Company’s Market:	Rocky Mountain Regional and Nation-wide Oil and Gas Companies

Key Financial Benchmarks:

Fiscal Year Ends:	30 September

Last Full Year Revenues:	$1,918,270 (SEC Form 10KSB)

Last Full Year EBITDA:	$ 629,776 (SEC Form 10KSB)

Total Adjusted Book Value:	$1,533,335 (SEC Form 10KSB)

Revenues Trend:	UP

EBITDA Trend:	UP

EBITDA Margin Trend:	MODERATELY UNSTABLE

Shares of Common Stock:

Authorized:	50,000,000

Issued and Outstanding:	7,910,727 (As of the date of this report.)

Public Float:	4,200,000 (Approximate as of the date of this report.)

Number of Shareholders:	980 (As of the date of this report)

Share Price:	$1.07

Current Stock Price:	$1.55 (Close 26 April 2005 - See Table below)

Current Volume:	16,727 (3-month average – See Table Below)

Table: SUMMARY OF STOCK PERFORMANCE Pioneer Oil and Gas April 30, 2005

Last Trade:	1.55	Day’ Range:	1.55 - 1.55
Trade Time:	26-Apr	52wk Range:	0.55 - 3.00
Change:	0.00 (0.00%)	Volume:	100
Prev Close:	1.55	Avg Vol (3m):	16,727
Open:	1.55	Market Cap:	12.26M
Bid:	1.45 x 500	P/E (ttm):	15.66
Ask:	1.55 x 500	EPS (ttm):	0.1
1st Yr Target Est:	N/A	Div & Yield:	N/A (N/A

Source: Yahoo Finance –27 April 2005

2722 South Davis Boulevard ountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	6 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Stock Statistical Summary:

Mean Pre-split Price:	$1.03 (50-month average - Oct 1994 through June 1998 – See Table below)

Mean Post-split Price:	$0.36 (83-month average – Jul 1998 through April 2005)

Table: STATISTICAL SUMMARY OF MONTHLY TRADING ACTIVITY AND STOCK PRICE PRE & POST SPLIT (16 July 1998) Pioneer Oil and Gas April 30, 2005

	MEAN	MEDIAN	MAX	MIN	STDEV	COVAR	COUNTA

POST-SPLIT
Trading Volume	15,084	8,664	119,114	627	17,835	1.18	83
Closing Price	0.36	0.22	1.73	0.10	0.36	0.99	83

PRE-SPLIT
Trading Volume	45,944	39,381	141,308	3,854	30,306	0.66	50
Closing Price	1.03	1.00	2.70	0.20	0.53	0.52	50

Summary Historical Background (Extracted from SEC Form 10KSB)

Pioneer Oil and Gas (the “Company”) was organized on October 16, 1980 under the laws of the State of Utah, and its principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095.

The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada. The Company has focused its efforts over the years in acquiring oil and gas properties from other companies, selling producing wells and acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

Most of the Company’s present production from oil and gas properties was acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 9 producing oil and gas wells in Utah and Wyoming.

The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado and Wyoming. Primary among these overriding royalty interests is the Hunter Mesa Unit and Grass Mesa Unit in Garfield County, Colorado. The Company’s overriding royalty interest although less than a half of a percent in both the Hunter Mesa Unit and the Grass Mesa Unit accounts for the majority of the Company’s royalty income since the Units contain several hundred

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	7 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

wells. An overriding royalty interest is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

Recent Events

The Company has closed on the first phase of its central Utah project selling approximately 21,232 gross acres (7,962 net acres) in the Central Utah Overthrust for $2,189,550. Pioneer will retain a 1.75 percent overriding royalty interest in the 21,232 gross acres. The Company has also closed on the remaining portion of its Uinta Basin Overpressured Gas Prospect comprising 13,189 net acres. Pioneer received $454,709 and will retain a 3.25 percent overriding royalty interest in this project as well as a 10 percent carried working interest (eight percent net revenue interest) on the first two wells drilled on the property. After the first two wells Pioneer can participate or farm-out for its 10 percent working interest.

The Company also expects to close on approximately 7,875 acres for a price of $2,165,625, and another 13,125 acres for a price of $3,609,375, and a third sale for about 2,038 acres for $560,450. None of these sales have closed as of the date of this report.

Competition

The oil and gas business is highly competitive, and the Company competes against numerous other companies, both major and independents, many with greater financial resources and larger staffs than those available to the Company. In the area that the Company competes there are over 100 competitors with no one competitor dominating the area. The Company believes it can successfully compete against other companies by focusing its efforts in the Rocky Mountain area and by pursuing oil and gas prospects that it develops internally with its own staff. The Company has also been able to successfully compete in the past for leases in areas that it has accumulated geological and geophysical data.

Products

The products sold by the Company, natural gas and crude oil, are commodities desired by many companies and the Company is frequently contacted regarding the sale of its products. The Company sells all of its oil on 30-day contracts to companies willing to pay the highest price. Although, at anytime the Company may be selling 10% or more of its crude oil to one purchaser, such a purchaser is not material to the Company since if that purchaser fails to purchase the Company’s oil for any reason the Company can readily sell the oil to another party at a price close to what was paid by the former purchaser.

Marketability

Presently, the marketability of the Company’s crude oil has not posed a problem for the Company. Crude oil can be easily sold wherever it is produced in the states that the Company operates subject to the transportation cost. The crude oil produced by the Company is transported either by trucking or pipeline. On the other hand, natural gas can be more difficult to sell since transportation requires a pipeline. In the areas that the Company is presently pursuing new drilling activity for natural gas, other companies have been delayed up to a year because of the unavailability of a pipeline. No assurance can be given that natural gas wells drilled by the Company will be placed on line within a year after the well is drilled and completed.

Business Risks

Oil and gas exploration and drilling involves a high degree of risk. Oil and gas prices are subject to fluctuations and, as a consequence, no assurance can be given that oil and gas prices will decrease, increase or remain stable. There is no assurance that wells drilled on behalf of the Company will obtain production or that even if production is obtained, such production will allow the recovery of all or any part of the investment made by the Company in a well.

There are other risks inherent in the oil and gas industry that are encountered in drilling, completing, and

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	8 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

producing oil and gas wells. These risks include unusual or unexpected formations, pressures or other conditions, blowouts and environmental pollution. The Company may incur losses due to environmental hazards against which it cannot insure or which it elects not to insure against because of high premium costs or other reasons. Consequently, substantial uninsured liabilities to third parties may arise, the payment of which could result in significant losses to the Company.

INTRODUCTION

The report presents an Opinion of Value for 100% of the ownership interest in the subject Company, Pioneer Oil and Gas, as of April 30, 2005. The Company is located at 1206 West South Jordon Parkway, Unit B, South Jordon, Utah 84095.

The Standard of Value used was Fair Market Value as defined by Internal Revenue Ruling 59-60. The Purpose of the Valuation is to determine a value of the Company’s stock as of the Valuation Date.

The financial information included in the analysis was provided from the Company’s SEC submissions, unaudited financial statements, and from information provided by Company’s management. The calculation of the Opinion of Value for this report used all three Valuation Approaches, and was accomplished in accordance with the National Association of Certified Valuation Analyst standards, and a discussion of the those standards, valuation guidance and limitations used for this report are presented below.

VALUATION GUIDANCE, ASSUMPTIONS AND PROCEDURES

The following information provides a summary of guidance, assumptions and procedures used to develop and present this valuation report.

Purpose of Value

The Purpose of this Valuation is to determine a Fair Market Value as defined by Revenue Ruling 59-60, on a controlling interest basis (100%), of the ownership interest in Pioneer Oil and Gas, Utah corporation.

Objective of Valuation

To Objective of this valuation report is to support the Company’s efforts to reorganize its capital structure with an objective of reducing the financial burden caused current financial reporting requirements under Sarbanes-Oxley legislation.

Standard of Value

The Standard of Value used in the report is Fair Market Value, as defined by Internal Revenue Service Revenue Ruling 59-60. That ruling defines fair market value as the price at which the property would change hands between a (hypothetical) willing buyer and a (hypothetical) willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

Premise(s) of Value

The Premise of Value was used in this report is as an Going Concern, meaning that the Company is an ongoing operating entity that has the necessary work force, systems, procedures, operating assets, and organizational structure in place to conduct business and derive revenues, profits and value for its owners and investors.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	9 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

The Valuation Date The Valuation Date used for this report is April 30, 2005 Sources of Information The following summary of information was provided in support of this report.

•	Excel * Gate-WayCapital Client Questionnaire

•	Risk Management Association Ratios for SIC 1311

•	Ibbotson’s 2004 Valuation Yearbook for SIC 1311

•	Company SEC submissions – 10KSB, 10QSB, etc.

•	Market information accessed through Yahoo Finance

•	Unaudited financial statements for March 2005 (end of 2nd Quarter)

•	Summary financial notes from Company management

Scope, Departures and Limiting Conditions

This valuation is limited in scope. A site survey of the Company’s oil and gas properties and the property, machinery, equipment and other tangible assets owned by the Company were not inspected by the analyst.

We have not audited, inspected or reviewed the subject Company’s financial statements. The valuation opinion is based upon the information provided by the client and extracted from those sources listed above. Had we audited or reviewed the underlying data, matters may have come to our attention that could have resulted in our using amounts that differ from those provided.

Users of this report should be aware that the report is based on future earning potential that may or may not materialize. Therefore, the actual future earnings will vary from the projections used in this report, and those variations may be material. Accordingly, we take no responsibility for the underlying data presented in this report.

We reserve the right to review all calculations included or referred to herein and to revise our opinion in the light of any facts, trends or changing conditions that existed at the valuation date of which we are made aware subsequent to the date hereof; however, we will not be under any obligation to do so, unless prior arrangements have been made in writing relative to such additional services.

The opinion of value does not include the recognition of a “special purchaser premium,” if such were to be applicable due to the ability of a specific buyer who could utilize the tangible and intangible assets described herein in a unique or synergistic manner.

This report assumes that the character and integrity of the Company will be maintained which includes but is not limited to the style of management, the qualifications of employees, the completion of developmental work, the appropriate protection of intellectual property, and the successful performance of licensees who have agreed to market the Company’s products.

We take no responsibility, nor have we considered the responsibility, of any parties with regard to environmental impacts matters, or any other governmental regulations such as OSHA, or state or federal employment regulations.

We have valued other natural resource businesses in the past, but provide notice that we do not purport to be guarantors of value. Valuation of closely-held companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. We have, however, used conceptually sound and commonly accepted methods and procedures of valuation in determining the Opinion of Value

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	10 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

included in this report.

This report is provided for the specific purpose of estimating a benchmark value of the Company. The report is to be used for that specific purpose and that purpose only.

This report is not to be construed, directly or indirectly, as a recommendation to invest, divest, or to lend; it is strictly our independent opinion for the purpose described herein, based upon the information, explanations and materials provided to us and subject to the assumptions and qualifications noted herein. Potential investors and/or lenders should perform or obtain their own analysis of the Company’s financial position for their particular purposes.

All opinions of value stated herein are presented as the analyst’s considered opinion based on the facts and data set forth in the appraisal report. No responsibility is assumed for changes in market conditions or for the inability of the owner to locate a purchaser at the appraised value.

The analysis assumes marketable title to all of the tangible and intangible assets being appraised herein and that they are free and clear of all encumbrances, except as fully disclosed in the financial statements and related footnotes included in the valuation report.

No opinion of title is being rendered herein, nor does the analyst, his agents or employees accept any responsibility for matters of a legal nature affecting the Company, ownership interest or assets being appraised.

This report does not require us to give expert testimony in Court, or to be in attendance during any hearing or deposition, with reference to this Valuation unless separate agreements have been made in connection therewith. It also does not require us to update the report for any events or circumstances that may occur subsequent to the date of valuation.

Possession of this report, or a copy thereof, does not carry with it the right of publication of all or any part of it, nor may it be used for any purpose by anyone but the addressee without the previous consent of both the subject Company and Excel Management * Gate-Way Capital, and in any event, only with proper attribution.

Valuation Procedures

The valuation included the following procedures:

•	Data and pertinent information was gathered from the client, and other third-party sources..

•	A summary of the Company’s history and operating experience was prepared.

•	An assessment of Company management, key personnel, products, markets, competition, suppliers, geographic location, and financial condition was prepared to assess their effects on investor risk.

•
The financial records were analyzed and adjusted to present the subject Company’s financial performance. Only summary accounts were used assuming that the Company would not change its operational procedures for the projected period.

•	Research was conducted on national databases to find “comparable” public and private companies.

•	The calculation of values and derivation of an Opinion of Value was conducted using the three approaches to valuation: Asset Based, Market, and Income.

Statement of Compliance with NACVA Standards

“This valuation and report were completed in accordance with the National Association of Certified Valuation Analyst Professional Standards for conducting and reporting on business valuations.”

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	11 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Statement of Independence

Excel Management * Gate-Way Capital has no financial interest or contemplated financial interest in the property that is the subject of this report. This report and its Opinion of Value were developed in an objective manner and to the best of our understanding all facts relevant to its Opinion of Value are represented correctly.

Statement of Confidentiality

Confidential information contained within this report, or gathered in support of the report will be considered confidential and will not be disclosed to any third parties without the express consent of the client, unless required to do so by competent legal authority.

COMPANY HISTORY AND OVERVIEW – (Extracted from SEC Form 10KSB for FY 2004)

Pioneer Oil and Gas (the “Company”) was organized on October 16, 1980 under the laws of the State of Utah. The Company’s principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512. The Company’s telephone number is (801) 566-3000 and the Company’s fax number is (801) 446-5500. The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada.

Recent Developments:

During the last three years, the Company has been focusing on obtaining prospects for the exploration of oil and gas and continuing the operations of its current producing oil and gas properties. During the last fiscal year ended September 30th, 2004, the Company has sold drilling ventures for its Emigrant Gap Prospect in Natrona County, Wyoming; Yankee Mine West Prospect in White Pine County, Nevada and its Abel Springs Prospect in Nye County, Nevada. The Company has also entered into an agreement to sell the remaining acreage in its Uinta Basin Overpressured Gas Prospect in Utah and has accepted a deposit of $50,000 with the closing anticipated to occur on or before January 18, 2005.

The Company is currently marketing its trend acreage in central Utah that is near the overthrust discovery of Wolverine Gas and Oil. The Company owns a 37.5% undivided interest in approximately 60,000 acres on this overthrust trend. It is also selling a large lease in the northwest portion of the Uinta Basin that is about 12 miles north of it Uinta Basin Overpressured Gas Prospect mentioned above

The Yankee Mine West Prospect in White Pine County Nevada commenced drilling operations in December of 2004 with a projected drill depth of 4500 feet. Drilling on the Emigrant Prospect and Abel Springs Prospect is not anticipated to begin prior to spring of 2005 and most likely will be delayed to the summer of 2005.

During the last year the Company has increased the amount of undeveloped oil and gas leases it holds from 59,018 gross acres on 9/30/03 to 109,933 gross acres on 9/30/04 primarily due to the purchase of acreage in Central Utah.

The Company has also been involved in a 3D seismic project in Texas that will continue to cause the Company to expend funds during the current year on prospective prospects identified on 3D seismic. The Company owns a 1.65% working interest in the 3D seismic venture in Texas and has already drilled four wells on the 3D seismic venture. One of the wells has been deemed a producer and the others dry holes. The fifth well is currently being drilled and has not yet reached the objective pay zone. The producer is anticipated to begin sales the last part of December 2004.

The Company operates in a highly competitive industry wherein many companies are competing for the same finite resources as the Company.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	12 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Recent News Releases

•	Pioneer Closes on First Phase of Central Utah Play; Sells Remaining Overpressured Gas Play Tuesday February 22, 5:26 pm ET

SOUTH JORDAN, Utah, Feb. 22 /PRNewswire-FirstCall/ — Pioneer Oil and Gas announced today it had closed on the first phase of its central Utah project selling approximately 21,232 gross acres (7,962 net acres) in the Central Utah Overthrust for $2,189,550. Pioneer will retain a 1.75 percent overriding royalty interest in the 21,232 gross acres.

Pioneer also announced that it had closed on the remaining portion of its Uinta Basin Overpressured Gas Prospect comprising 13,189 net acres. Pioneer received $454,709 and will retain a 3.25 percent overriding royalty interest in this project as well as a 10 percent carried working interest (eight percent net revenue interest) on the first two wells drilled on the property. After the first two wells Pioneer can participate or farm-out for its 10 percent working interest.

Statements concerning future financial results, production, expenditures, reserve estimates, and other items are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and other factors management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met.

•	Pioneer Sells Central Utah Play; Yankee Results Friday January 28, 1:39 pm ET

SOUTH JORDAN, Utah, Jan. 28 /PRNewswire-FirstCall/ -- Pioneer Oil and Gas announced today that it had entered into an agreement with a large independent oil company on the NYSE to sell approximately 91,000 gross acres (34,000 net acres) in the Central Utah Overthrust. The terms call for the immediate purchase of 56,000 gross acres (of the 91,000) with the option to purchase 35,000 more. Additional terms of the agreement including the purchase price are confidential.

One of Pioneer’s employees, Michael Pinnell, Exploration Manager, was also the co-author of a seminal article in the Oil and Gas Journal, “Stunning Utah Oil, Gas Discovery Focuses Spotlight on Hinge-line,” in the January 17, 2005 issue. This article details the exciting developments in the Central Utah Overthrust play.

In another development Pioneer announced that it had completed the Yankee Mine West No. 1 well as a dry hole. This well has helped with defining of the Yankee structure but more follow-up data including seismic is probably needed before drilling another well.

Recent Events

As stated above in the News Release, the Company has closed on the first phase of its central Utah project selling approximately 21,232 gross acres (7,962 net acres) in the Central Utah Overthrust for $2,189,550. Pioneer will retain a 1.75 percent overriding royalty interest in the 21,232 gross acres. The Company has also closed on the remaining portion of its Uinta Basin Overpressured Gas Prospect comprising 13,189 net acres. Pioneer received $454,709 and will retain a 3.25 percent overriding royalty interest in this project as well as a 10 percent carried working interest (eight percent net revenue interest) on the first two wells drilled on the property. After the first two wells Pioneer can participate or farm-out for its 10 percent working interest.

The Company also expects to close on approximately $7,875 acres for a price of $2,165,625, and another 13,125 acres for a price of $2,609,375, and a third sale for about 2,038 acres for $560,450. None of these sales

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have closed as of the date of this report.

The Business

The Company has focused its efforts over the years in acquiring oil and gas properties from other companies, selling producing wells and acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

Most of the Company’s present production from oil and gas properties was acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 9 producing oil and gas wells in Utah and Wyoming.

The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado and Wyoming. Primary among these overriding royalty interests is the Hunter Mesa Unit and Grass Mesa Unit in Garfield County, Colorado. The Company’s overriding royalty interest although less than a half of a percent in both the Hunter Mesa Unit and the Grass Mesa Unit accounts for the majority of the Company’s royalty income since the Units contain several hundred wells. An overriding royalty interest is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

The Company over the last few years has focused most of its exploration efforts in the Rocky Mountain area, and in acquiring leasehold positions in trend areas of existing production. Prior to leasing an area a geological review of the prospective area is made by the Company’s staff to determine the potential for oil and gas. If an area is determined to have promise the Company will attempt to acquire oil and gas leases over the prospective area. The Company will then acquire geophysical data (generally seismic and gravity data) to further evaluate the area. After the evaluation of the geophysical data, if the area appears to contain significant accumulations of oil and gas in the Company’s opinion for the area, the Company will market a drilling program to outside investors covering the Company’s leases or sell the leases with the Company retaining an overriding royalty interest. Significant accumulations cannot be quantified because it depends on many factors such as how much it costs to drill and complete wells in a certain area, how close the wells are to pipelines, what the price of oil or gas is, how accessible the area is, whether the project is a developmental or wildcat project, what the cost of oil and gas leases are in an area, the type of return investors are seeking at that time in the different exploration areas, and many other geological, geophysical and other considerations.

When the Company markets a drilling program it sells a portion of its oil and gas leases over the prospect area along with obtaining a drilling commitment from the parties purchasing the leases to drill a well on the prospect area. A drilling program will generally allow the Company to recoup its investment in the area with the Company also retaining an ongoing interest in new wells to be drilled in the area.

The Company markets its drilling programs to other industry partners. Drilling programs have been marketed by placing ads in industry journals, attending trade shows and by traveling to the office of prospective partners. In the past, the Company has sold drilling programs to major oil companies and large independents and occasionally to individuals.

Competition

The oil and gas business is highly competitive. The Company competes against numerous other companies, both major and independents, many with greater financial resources and larger staffs than those available to the Company. In the area that the Company competes there are over 100 competitors with no one competitor dominating the area. The Company believes it can successfully compete against other companies by focusing

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its efforts in the Rocky Mountain area and by pursuing oil and gas prospects that it develops internally with its own staff. The Company has also been able to successfully compete in the past for leases in areas that it has accumulated geological and geophysical data.

Marketability

The products sold by the Company, natural gas and crude oil, are commodities desired by many companies and the Company is frequently contacted regarding the sale of its products. The Company sells all of its oil on 30-day contracts to companies willing to pay the highest price. Although, at anytime the Company may be selling 10% or more of its crude oil to one purchaser, such a purchaser is not material to the Company since if that purchaser fails to purchase the Company’s oil for any reason the Company can readily sell the oil to another party at a price close to what was paid by the former purchaser.

Presently, the marketability of the Company’s crude oil has not posed a problem for the Company. Crude oil can be easily sold wherever it is produced in the states that the Company operates subject to the transportation cost. The crude oil produced by the Company is transported either by trucking or pipeline. On the other hand, natural gas can be more difficult to sell since transportation requires a pipeline. In the areas that the Company is presently pursuing new drilling activity for natural gas, other companies have been delayed up to a year because of the unavailability of a pipeline. No assurance can be given that natural gas wells drilled by the Company will be placed on line within a year after the well is drilled and completed.

Business Risks

Oil and gas exploration and drilling involves a high degree of risk. Oil and gas prices are subject to fluctuations and, as a consequence, no assurance can be given that oil and gas prices will decrease, increase or remain stable. There is no assurance that wells drilled on behalf of the Company will obtain production or that even if production is obtained, such production will allow the recovery of all or any part of the investment made by the Company in a well.

There are other risks inherent in the oil and gas industry that are encountered in drilling, completing, and producing oil and gas wells. These risks include unusual or unexpected formations, pressures or other conditions, blowouts and environmental pollution. The Company may incur losses due to environmental hazards against which it cannot insure or which it elects not to insure against because of high premium costs or other reasons. Consequently, substantial uninsured liabilities to third parties may arise, the payment of which could result in significant losses to the Company.

The Company carries comprehensive general liability in the amount of $6,000,000 with a financially sound and reputable insurance company and covers such risks that are usually carried by companies engaged in the same or a similar business and similarly situated. However, the Company usually does not insure against environmental hazards such as blowouts of wells or environmental problems in a prior chain of title. The cost of such insurance in many cases is prohibitive. These types of risks are extraordinary events and are not generally covered under a normal liability insurance policy for an oil and gas company.

Governmental regulation is a significant business risk of an oil and gas company because the industry becomes more regulated with time. The Company is subject to federal, state and local laws, regulations and ordinances relating to the production and sale of oil and gas. Some of the laws that the Company is subject to include the Clean Air Act, the Clean Water Act, and Endangered Species Act. For example, coal bed methane wells are being highly regulated for disposing produced fresh water on the surface. The EPA is requiring that the fresh water meet more stringent standards than before, which ultimately may require the water be injected underground. Re-injecting the water will increase the cost of production and in some cases make the drilling of wells uneconomical.

Environmental regulations and taxes imposed by state governments in a jurisdiction wherein producing oil and gas properties are located impose a significant burden on the cost of production. Severance and ad-

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	15 of 83

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valorem taxes in Wyoming can amount to approximately 14% of the Company’s gross production and if the property is located on a Reservation the total tax burden by governmental entities can amount to as much as 22% of the gross production. Governmental regulation may also delay drilling in areas that have endangered species. Delays in drilling in the past have not imposed a significant cost to the Company, however, no assurance can be given that in future the delays will not be more expensive.

In the oil and gas industry there is always a possibility that there will be a shortage of drilling rigs, casing pipe or other material not being available, when needed for drilling, completing or operating wells. To date, the Company has not encountered any significant difficulties in the areas it has operated or intends to operate in the future, however, no assurance can be given that this condition will remain unchanged.

Obligations And Contingencies

The Company is liable for future restoration and abandonment costs associated with its oil and gas properties. These costs include future site restoration and plugging costs of wells. The cost of future abandonment of producing wells has been estimated and is listed under the classification of asset retirement obligation under the Statement of Operations in the Company’s Financial Statements.

Other

The Company had a total of four full-time employees as of September 30, 2004. All of the company’s revenues during the last fiscal year were derived from domestic sources.

Description Of Property

The Company owns an interest in 9 currently producing oil and gas wells located in Utah and Wyoming.

The Company attempts to maintain all of its operating wells in good working condition. Contract pumpers familiar with the oil and gas business in the area that the well is located generally oversee wells operated by the Company.

The operated wells are secured by the Company’s line of credit. Other than the line of credit by Zions Bank the operated oil and gas wells of the Company have no other liens or encumbrances.

The Company owns a small interest in more than 500 other oil and gas wells that it does not operate. The Company owns its interest in these properties either as a working interest owner or as an overriding royalty interest owner. These interests vary from the Company owning an interest of less than a half of a percent to as high as eight and a third percent. The non-operating properties are located primarily in Colorado and Wyoming. The primary non-operated properties of the Company are its interests in the Hunter Mesa and Grass Mesa Units in Garfield County, Colorado. Although the Company owns less then a half of a percent overriding royalty interest in these properties, the revenue is significant to the Company since the Company’s override in these properties is in more than 500 wells. The non-operating properties of the Company account for a little less than 50% of the Company’s total oil and gas revenues. The Company also owns various non-producing oil and gas leases that it is either attempting to sell to industry partners or develop itself.

Exploration And Production

During the fiscal years ending September 30, 2004, and September 30, 2003 the Company participated as a working interest owner in the drilling of wells only in the Texas 3D seismic venture referenced above. However, the Company plans to participate as operator, working interest owner in the drilling of its Emigrant Gas Prospect and two Nevada ventures during the next 12 months. The Company also will be drilling additional wells in the Texas 3D seismic venture during the coming fiscal year along with participating in some of the over-pressured acreage for which it retained an interest, when and if a well is drilled on that acreage.

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Proved Reserves

The following table sets forth the estimated proved developed oil and gas reserves, net to Company’s interest, of oil and gas properties as of September 30, 2004. The reserve information is based on the independent appraisal prepared by Fall Line Energy Inc. of Littleton, Colorado, and was calculated in accordance with the rules and regulations of the Securities and Exchange Commission. The product pricing used was based on actual spot prices available on September 30, 2004. Where necessary, prices were estimated based on historical differentials between the different properties or with quoted indexes such as the WTI Cushing prices, obtained from the US Government - Energy Information Agency (EIA). The volume weighted average wellhead price was determined to $43.46/Bbl and $4.55/MCF. The wellhead prices are net of BTU and gravity adjustments, transportation deductions and differentials between Rocky Mountain gas and most other mark ets. For comparison purposes, the average NYMEX Henry Hub price for the same time period was $6.43/MMBTU, the average price for the Questar Rocky Mountain Index was $4.53/MMBTU, and the average WTI Cushing price was $49.51/Bbl. All product pricing was held flat for the life of the project.

Table: PROVEN RESERVES AND ECONOMIC SUMMARY
As of September 30, 2004
Pioneer Oil and Gas
April 30, 2004

			NET INCOME - BFIT		ECONOMIC LIFE
PROPERTY IDENTIFICATION
	FIELD	STATE	UNDISCOUNTED	DISC @ 10%	YRS	MOS

Operated			M$	M$
Canyon State 2-36	Tin Cup Mesa	Utah	291.811	219.193	10	11
Climax 7-2	Kummerfield West	Wyo	1,204.429	699.452	23	3
Pilot A-1	Pilot Butte	Wyo	74.976	64.501	5	2
Sheldon Tribal Lease	NW Shldon Dome	Wyo	215.600	153.190	13	7
South Pine Ridge 7-6	S. Pine Ridge	Utah	134.887	104.290	10	0
Willow Creek 29-13	Left Hand Canyon	Utah	259.458	208.047	8	3

Non-Operated
Benzel 1-12	Mamm Creek	Colo	100.301	60.437	28	7
Grass Mesa Unit	Mamm Creek	Colo	764.616	516.330	23	11
Hunter Mesa Unit	Mamm Creek	Colo	4,612.065	3,279.095	19	8
Roe 24-4	Mamm Creek	Colo	3.074	2.488	5	7
Rose Ranch 26-3	Mamm Creek	Colo	5.031	3.928	9	11
Shaffer 12-8	Mamm Creek	Colo	64.863	32.874	25	5
Climax 7-1	Climax Minnelusa Un	Wyo	17.986	13.292	10	10
Climax 7-4	Climax Minnelusa Un	Wyo	21.098	17.894	5	11
Murdock 41-10	Black Rock Draw	Wyo	52.057	30.519	21	5
			7,822.252	5,405.530

(1) The oil reserves assigned to the properties in the evaluation were determined by analyzing current test data, extrapolating historical production data, and comparing field data with the production history of similar wells in the area. The current volatility of oil prices provides an element of uncertainty to any estimates. If prices should vary significantly from those projected in the appraisal, the resulting values would change substantially.

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The reserve estimates contained in the engineering report are based on accepted engineering and evaluation principles. The present value of estimated future net revenues, discounted at 10%, does not necessarily represent an estimate of a fair market value for the evaluated properties.

The reserve estimates contained herein are the same required to be filed with any governmental agency.

There are numerous uncertainties inherent in estimating quantities of proved oil reserves. The estimates in the appraisal are based on various assumptions relating to rates of future production, timing and amount of development expenditures, oil prices, and the results of planned development work. Actual future production rates and volumes, revenues, taxes, operating expenses, development expenditures, and quantities of recoverable oil reserves may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could materially and adversely affect future reserve estimates. In addition, such reserves may be subject to downward or upward revision based upon production history, results of future development, prevailing oil prices, and other factors.

The actual amount of the Company’s proved reserves is dependent on the prevailing price for oil, which is beyond the Company’s control or influence. World oil prices declined significantly during 1997 and 1998 from previous years and increased significantly during 1999 and 2000. In 2003 and 2004 prices again have been extremely volatile with oil prices increasing significantly during fiscal year ending September 30th, 2004. There can be no assurance that oil and/or natural gas prices will decline or increase in the future. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply of and demand for oil and gas; market uncertainty; political conditions in international oil producing regions; the extent of domestic production and importation of oil; the level of consumer demand; weather conditions; the competitive position of oil as a source of energy as compared with natural gas, coal, nuclear energy, hydroelectric power, and other energy sources; the refining capacity of prospective oil purchasers; the effect of federal and state regulation on the production, transportation and sale of oil; and other factors, all of which are beyond the control or influence of the Company.

Wells And Acreage

In the oil and gas industry and as used herein, the word “gross” well or acre is a well or acre in which a working interest is owned; the number of gross wells is the total number of wells in which a working interest is owned. A “net” well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres.

As of September 30, 2004, the Company owned 5.89 net productive wells and 14 gross productive wells.

Set forth below is information respecting the developed and undeveloped acreage owned by the Company in Utah, Colorado, Nevada and Wyoming as of September 30, 2004. Annual rentals on all undeveloped leases for the fiscal year ending September 30, 2004 are expected to be approximately $75,000.

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Table: SUMMARY OF ACREAGE Pioneer Oil and Gas April 30, 2005

DEVELOPED ACRES		UNDEVELOPED ACRES

Gross	Net	Gross	Net

2600	1600	107333	66415

Production And Sale Of Oil And Gas

The following table summarizes certain information relating to the Company’s net oil and gas produced and from the Company’s properties, after royalties, during the periods indicated.

Table: SUMMARY OF OIL AND GAS PRODUCTION FY 2003 and FY 2004 Pioneer Oil and Gas April 30, 2005

	END FY	END FY

	2003	2004

Average net daily production of oil (Bbl)	44	37
Average net daily production of gas (MCF)	449	494
Average sales price of oil ($ per Bbl)	$26.43	$32.31
Average sales price of gas ($ per MCF)	$4.08	$4.97
Average lifting cost per bbl oil equiv.	$8.42	$7.54

Delivery Commitments

The Company sells its oil to the company willing to pay the highest price for its crude oil. In the area that the Company sells its oil there are several different companies offering to purchase the Company’s oil. The Company sells all of its crude oil on 30-day contracts that can be terminated at anytime upon 30-day notice by either party. The Company has also entered into contracts to sell its natural gas on monthly spot prices. The contracts do not require the Company to produce or sell any quantity of gas. The contracts only provide that the price will be paid up to a certain amount of gas produced from the wells, which is more than the wells are currently producing. Therefore, the Company has no commitments that obligate the Company to produce any set amount of oil or gas.

The Company does not own the office space in which its business is located. The Company is located in an office condominium owned by the Company’s Board of Directors. The Company pays less for rent than it did at its former location. To provide more operating capital for the Company the Company has chosen to

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lease the office space from the Company’s Board of Directors who have purchased the office condominium themselves. The office space is leased on terms reasonable for the same kind of office space in the area that it is located. The office space is 1,950 square feet with an unfinished basement of approximately 975 square feet. The Company’s address is 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512. The Company’s telephone number is (801) 566-3000 and the fax number is (801) 446-5500.

Legal Proceedings

The Company may become or is subject to investigations, claims, or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions etc. The Company is currently not aware of any such items, which it believes could have a material adverse affect on its financial position.

INDUSTRY AND ECONOMIC OUTLOOK

The following information was extracted from the US Department of Energy’s Office of Energy Information Administration, and provides support for continued high demand for Oil and Gas products, and also discusses the uncertainties inherent in this industry due to unpredictable prices, reserves, production, environmental and political issues.

Annual Energy Outlook 2005 - Key Energy Issues to 2025

The Energy Information Administration (EIA), in preparing model forecasts for its Annual Energy Outlook 2005 (AEO2005), evaluated a wide range of current trends and issues that could have major implications for U.S. energy markets over the 20-year forecast period, from 2005 to 2025. Trends in energy supply and demand are linked with such unpredictable factors as the performance of the U.S. economy overall, advances in technologies related to energy production and consumption, annual changes in weather patterns, and future public policy decisions [1]. Among the most important issues identified as having the potential to affect the complex behavior of the domestic energy economy, oil prices and natural gas supply were considered to be of particular significance in increasing the uncertainty associated with the AEO2005 reference case projections.

World crude oil prices—defined by the U.S. average refiner’s acquisition cost of imported crude oil T (IRAC)—reached a recent low of $10.29 per barrel (in 2003 dollars) in December 1998. For the next 3 years, crude oil prices ranged between just under $20 and just over $30 per barrel. Since December 2001, however, prices have increased steadily, to about $46 per barrel in October 2004.

Strong growth in the demand for oil worldwide, particularly in China and other developing countries, is generally cited as the driving force behind the sharp price increases seen over the past 3 years. Other factors contributing to the upward trend include a tight supply situation that has shown only limited response to higher prices; changing views on the economics of oil production; concerns about economic and political situations in the Middle East, Venezuela, Nigeria, and the former Soviet Union; and recent supply disruptions caused by weather events (Hurricane Ivan). The future path of prices is a key uncertainty facing world oil markets.

The AEO2005 reference case assumes that world crude oil prices will decline as growth in consumption slows and producers increase their productive capacity and output in response to current high prices. In contrast, the October 2004 prices from the New York Mercantile Exchange (NYMEX) futures market (corrected for the difference between futures prices and the IRAC) imply that the annual average price in 2005 will exceed the 2004 average price level, and that prices will then decline only slowly over the next few years, resulting in

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2010 prices higher than those projected in the AEO2005 reference case. To evaluate the uncertainty associated with the future path of world oil prices, AEO2005 includes alternative world oil price cases. A summary of the alternative world oil price cases included in AEO2005 is provided in “Issues in Focus,” page 40.

From 1986 to 2000, when U.S. natural gas consumption grew from 16.2 trillion cubic feet to a high of 23.3 trillion cubic feet, 40 percent of the increased demand was met by imports, predominantly from Canada. Based on the latest assessment from Canada’s National Energy Board, however, it is unlikely that future production from Canada will be able to support a continued increase in U.S. imports.

In the AEO2005 reference case, U.S. natural gas consumption is projected to grow from 22 trillion cubic feet in 2003 to almost 31 trillion cubic feet in 2025. Most of the additional supply is expected to come from Alaska and imports of liquefied natural gas (LNG). A key issue for U.S. energy markets is whether the investments and regulatory approvals needed to make those natural gas supplies available will be forthcoming, and what the ramifications will be if they are not. The AEO2005 includes a restricted natural gas supply case to examine the implications of a possible future in which no Alaska natural gas pipeline is built, no new construction is started on additional LNG terminals, and production technology advances more slowly than it has in the past. The restricted natural gas supply case is also described in “Issues in Focus,” page 66.

The following sections summarize the key trends in the AEO2005 reference case and compare them with last year’s reference case (AEO2004). A summary of the AEO2005 reference case is provided in Table 1 on page 9.

Economic Growth

In the AEO2005 reference case, the U.S. economy, as measured by gross domestic product (GDP), grows at an average annual rate of 3.1 percent from 2003 to 2025, slightly higher than the growth rate of 3.0 percent per year for the same period in AEO2004. Many of the determinants of economic growth are similar to those in AEO2004, but there are some important differences. Both the Federal funds rate and the nominal yield on the 10-year Treasury note are higher in the early years of the AEO2005 forecast but generally lower after 2010; the industrial value of shipments reflects a more pessimistic forecast for industrial output in view of the downward adjustment in domestic production for some manufacturing sectors in the early 2000s; and the U.S. population forecast in AEO2005 is higher, following the adoption of the interim population projections released by the U.S. Census Bureau in 2004.

Energy Prices

In the AEO2005 reference case, the annual average world oil price (IRAC) increases from $27.73 per barrel (2003 dollars) in 2003 to $35.00 per barrel in 2004 and then declines to $25.00 per barrel in 2010 as new supplies enter the market. It then rises slowly to $30.31 per barrel in 2025, about $3 per barrel higher than the AEO2004 projection of $27.41 per barrel in 2025. In nominal dollars, the average world oil price is about $52 per barrel in 2025.

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The AEO2005 world oil price forecast is characterized by decreasing prices through 2010 and moderately increasing prices thereafter (Figure 1). This is consistent with a forecast that projects increases in world petroleum demand, from about 80 million barrels per day in 2003 to more than 120 million barrels per day in 2025, which is met by increased oil production both from the Organization of Petroleum Exporting Countries (OPEC) and from non-OPEC nations. AEO2005 projects OPEC oil production of 55 million barrels per day in 2025, 80 percent higher than the 31 million barrels per day produced in 2003. The forecast assumes that OPEC will pursue policies intended to increase production, that sufficient resources exist, and that access and capital will be available to expand production. Non-OPEC oil production is expected to increase from 49 to 65 million barrels per day between 2003 and 2025.

Figure data

Average wellhead prices for natural gas in the United States are projected generally to decrease, from $4.98 per thousand cubic feet (2003 dollars) in 2003 to $3.64 per thousand cubic feet in 2010 as the initial availability of new import sources and increased drilling expands available supply. After 2010, wellhead prices are projected to increase gradually (Figure 1), to $4.79 per thousand cubic feet in 2025 (equivalent to about $8.20 per thousand cubic feet in nominal dollars). Growth in LNG imports, Alaska production, and lower 48 production from nonconventional sources are not expected to increase sufficiently to offset the impacts of resource depletion and increased demand. The projected 2025 wellhead natural gas price in AEO2005 is more than 30 cents per thousand cubic feet higher than the AEO2004 projection, primarily as a result of lower assumed finding rates (reserve additions per well) for onshore resources ..

Total demand for natural gas is projected to increase at an average annual rate of 1.5 percent from 2003 to 2025 (Figure 3), primarily as a result of increasing use for electricity generation and industrial applications, which together account for about 75 percent of the projected growth in natural gas demand from 2003 to 2025. Total projected consumption of natural gas in 2025 is 0.7 trillion cubic feet lower in AEO2005 than was projected in AEO2004. The growth in demand for natural gas slows in the later years of the forecast (0.9 percent per year from 2015 to 2025, compared with 2.1 percent per year from 2003 to 2010), as rising natural gas prices lead to the construction of more coal-fired capacity for electricity generation.

Figure data

Total petroleum demand is projected to grow at an average annual rate of 1.5 percent in the AEO2005 forecast, from 20.0 million barrels per day in 2003 to 27.9 million barrels per day in 2025. In AEO2005, an increase of 0.3 million barrels per day in petroleum use for electricity generation in 2025, relative to the AEO2004 projection, is more than offset by a reduction of 0.7 million barrels per day in total petroleum use in the industrial and transportation sectors in 2025—the result of projected higher energy prices, slower growth in industrial production, and improved average fuel economy for light-duty vehicles.

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Energy Production and Imports

Total energy consumption is expected to increase more rapidly than domestic energy supply through 2025. As a result, net imports of energy are projected to meet a growing share of energy demand (Figure 6). Net imports are expected to constitute 38 percent of total U.S. energy consumption in 2025, up from 27 percent in 2003.

Figure data

Projected U.S. crude oil production increases from 5.7 million barrels per day in 2003 to a peak of 6.2 million barrels per day in 2009 as a result of increased production offshore, predominantly from the deep waters of the Gulf of Mexico. Beginning in 2010, U.S. crude oil production begins to decline, falling to 4.7 million barrels per day in 2025.

Total domestic petroleum supply (crude oil, natural gas plant liquids, refinery processing gains, and other refinery inputs) follows the same pattern as crude oil production in the AEO2005 forecast, increasing from 9.1 million barrels per day in 2003 to a peak of 9.8 million barrels per day in 2009, then declining to 8.8 million barrels per day in 2025 (Figure 7).

Figure data

In 2025, net petroleum imports, including both crude oil and refined products, are expected to account for 68 percent of demand (on the basis of barrels per day), up from 56 percent in 2003. Despite an expected increase in distillation capacity at domestic refineries, net imports of refined petroleum products account for a growing portion of total net imports, increasing from 14 percent in 2003 to 16 percent in 2025 (as compared with 20 percent in AEO2004).

The most significant change in the AEO2005 energy supply projections is in the outlook for natural gas, particularly domestic lower 48 onshore production and LNG imports. Domestic natural gas production increases from 19.1 trillion cubic feet in 2003 to 21.8 trillion cubic feet in 2025 in the AEO2005 forecast; AEO2004 projected 24.0 trillion cubic feet of domestic natural gas production in 2025.

The projection for conventional onshore production of natural gas is lower in AEO2005 than it was in AEO2004, because of slower reserve growth, fewer new discoveries, and higher exploration and development costs. Lower 48 onshore natural gas production is projected to increase from 13.9 trillion cubic feet in 2003 to a peak of 15.7 trillion cubic feet in 2012 before falling to 14.7 trillion cubic feet in 2025. In AEO2004, lower 48 onshore production reached 16.3 trillion cubic feet in 2025.

Offshore natural gas production in 2025 is also somewhat lower in AEO2005 than it was in the AEO2004 forecast. Lower 48 offshore production, which was 4.7 trillion cubic feet in 2003, is projected to increase in the near term (to 5.3 trillion cubic feet by 2014) because of the expected development of some large deepwater fields, including Mad Dog, Entrada, and Thunder Horse. After 2014, offshore production is projected to decline to 4.9 trillion cubic feet in 2025.

Although the projection for net U.S. imports of natural gas from Canada in 2025 in AEO2005 is about the same as in AEO2004, the pattern of growth is very different in AEO2005. AEO2004 projected that the 2002

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level of net Canadian imports (3.6 trillion cubic feet) could be sustained through 2012 before falling off. AEO2005 expects net Canadian imports to decline from 2003 levels of 3.1 trillion cubic feet to about 2.5 trillion cubic feet in 2009, followed by an increase after 2010 to 3.0 trillion cubic feet in 2015 as a result of rising natural gas prices, the introduction of gas from the Mackenzie Delta, and increased production of coalbed methane. After 2015, because of reserve depletion effects and growing domestic demand in Canada, net U.S. imports are projected to decline to 2.6 trillion cubic feet in 2025. The AEO2005 forecast reflects revised expectations about Canadian natural gas production, particularly coalbed methane and conventional production in Alberta, based in part on data and projections from Canada’s National Energy Board and other sources.

Growth in U.S. natural gas supplies will depend on unconventional domestic production, natural gas from Alaska, and imports of LNG. Total nonassociated unconventional natural gas production is projected to grow from 6.6 trillion cubic feet in 2003 to 8.6 trillion cubic feet in 2025. With completion of an Alaskan natural gas pipeline in 2016, Alaska’s total production is projected to increase from 0.4 trillion cubic feet in 2003 to 2.2 trillion cubic feet in 2025. With the exception of the facility at Everett, Massachusetts, three of the four existing U.S. LNG terminals (Cove Point, Maryland; Elba Island, Georgia; and Lake Charles, Louisiana) are expected to expand by 2007; and additional facilities are expected to be built in New England and elsewhere in the lower 48 States, serving the Gulf, Mid-Atlantic, and South Atlantic States, including a new facility in the Bahamas serving Florida via a pipeline. Another facility is projected to be built in Baja California, Mexico, serving a portion of the California market. Total net LNG imports to the United States and the Bahamas are projected to increase from 0.4 trillion cubic feet in 2003 to 6.4 trillion cubic feet in 2025, about one-third more than the AEO2004 projection of 4.8 trillion cubic feet.

SOURCE: http://www.eia.doe.gov/oiaf/aeo/pdf/overview.pdf

COMPANY HISTORY AND OVERVIEW – (Extracted from SEC Form 10KSB for FY 2004)

Pioneer Oil and Gas (the “Company”) was organized on October 16, 1980 under the laws of the State of Utah. The Company’s principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512. The Company’s telephone number is (801) 566-3000 and the Company’s fax number is (801) 446-5500. The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada.

Recent Developments:

During the last three years, the Company has been focusing on obtaining prospects for the exploration of oil and gas and continuing the operations of its current producing oil and gas properties. During the last fiscal year ended September 30th, 2004, the Company has sold drilling ventures for its Emigrant Gap Prospect in Natrona County, Wyoming; Yankee Mine West Prospect in White Pine County, Nevada and its Abel Springs Prospect in Nye County, Nevada. The Company has also entered into an agreement to sell the remaining acreage in its Uinta Basin Overpressured Gas Prospect in Utah and has accepted a deposit of $50,000 with the closing anticipated to occur on or before January 18, 2005.

The Company is currently marketing its trend acreage in central Utah that is near the overthrust discovery of Wolverine Gas and Oil. The Company owns a 37.5% undivided interest in approximately 91,000 acres on this overthrust trend. It is also selling a large lease in the northwest portion of the Uinta Basin that is about 12 miles north of it Uinta Basin Overpressured Gas Prospect mentioned above

The Yankee Mine West Prospect in White Pine County Nevada commenced drilling operations in December of 2004 with a projected drill depth of 4500 feet. Drilling on the Emigrant Prospect and Abel Springs Prospect is not anticipated to begin prior to spring of 2005 and most likely will be delayed to the

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summer of 2005.

During the last year the Company has increased the amount of undeveloped oil and gas leases it holds from 59,018 gross acres on 9/30/03 to 109,933 gross acres on 9/30/04 primarily due to the purchase of acreage in Central Utah.

The Company has also been involved in a 3D seismic project in Texas that will continue to cause the Company to expend funds during the current year on prospective prospects identified on 3D seismic. The Company owns a 1.65% working interest in the 3D seismic venture in Texas and has already drilled four wells on the 3D seismic venture. One of the wells has been deemed a producer and the others dry holes. The fifth well is currently being drilled and has not yet reached the objective pay zone. The producer is anticipated to begin sales the last part of December 2004.

The Company operates in a highly competitive industry wherein many companies are competing for the same finite resources as the Company.

The Business

The Company has focused its efforts over the years in acquiring oil and gas properties from other companies, selling producing wells and acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

Most of the Company’s present production from oil and gas properties was acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 9 producing oil and gas wells in Utah and Wyoming.

The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado and Wyoming. Primary among these overriding royalty interests is the Hunter Mesa Unit and Grass Mesa Unit in Garfield County, Colorado. The Company’s overriding royalty interest although less than a half of a percent in both the Hunter Mesa Unit and the Grass Mesa Unit accounts for the majority of the Company’s royalty income since the Units contain several hundred wells. An overriding royalty interest is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

The Company over the last few years has focused most of its exploration efforts in the Rocky Mountain area, and in acquiring leasehold positions in trend areas of existing production. Prior to leasing an area a geological review of the prospective area is made by the Company’s staff to determine the potential for oil and gas. If an area is determined to have promise the Company will attempt to acquire oil and gas leases over the prospective area. The Company will then acquire geophysical data (generally seismic and gravity data) to further evaluate the area. After the evaluation of the geophysical data, if the area appears to contain significant accumulations of oil and gas in the Company’s opinion for the area, the Company will market a drilling program to outside investors covering the Company’s leases or sell the leases with the Company retaining an overriding royalty interest. Significant accumulations cannot be quantified because it depends on many factors such as how much it costs to drill and complete wells in a certain area, how close the wells are to pipelines, what the price of oil or gas is, how accessible the area is, whether the project is a developmental or wildcat project, what the cost of oil and gas leases are in an area, the type of return investors are seeking at that time in the different exploration areas, and many other geological, geophysical and other considerations.

When the Company markets a drilling program it sells a portion of its oil and gas leases over the prospect area

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along with obtaining a drilling commitment from the parties purchasing the leases to drill a well on the prospect area. A drilling program will generally allow the Company to recoup its investment in the area with the Company also retaining an ongoing interest in new wells to be drilled in the area.

The Company markets its drilling programs to other industry partners. Drilling programs have been marketed by placing ads in industry journals, attending trade shows and by traveling to the office of prospective partners. In the past, the Company has sold drilling programs to major oil companies and large independents and occasionally to individuals.

Competition

The oil and gas business is highly competitive. The Company competes against numerous other companies, both major and independents, many with greater financial resources and larger staffs than those available to the Company. In the area that the Company competes there are over 100 competitors with no one competitor dominating the area. The Company believes it can successfully compete against other companies by focusing its efforts in the Rocky Mountain area and by pursuing oil and gas prospects that it develops internally with its own staff. The Company has also been able to successfully compete in the past for leases in areas that it has accumulated geological and geophysical data.

Marketability

The products sold by the Company, natural gas and crude oil, are commodities desired by many companies and the Company is frequently contacted regarding the sale of its products. The Company sells all of its oil on 30-day contracts to companies willing to pay the highest price. Although, at anytime the Company may be selling 10% or more of its crude oil to one purchaser, such a purchaser is not material to the Company since if that purchaser fails to purchase the Company’s oil for any reason the Company can readily sell the oil to another party at a price close to what was paid by the former purchaser.

Presently, the marketability of the Company’s crude oil has not posed a problem for the Company. Crude oil can be easily sold wherever it is produced in the states that the Company operates subject to the transportation cost. The crude oil produced by the Company is transported either by trucking or pipeline. On the other hand, natural gas can be more difficult to sell since transportation requires a pipeline. In the areas that the Company is presently pursuing new drilling activity for natural gas, other companies have been delayed up to a year because of the unavailability of a pipeline. No assurance can be given that natural gas wells drilled by the Company will be placed on line within a year after the well is drilled and completed.

Business Risks

Oil and gas exploration and drilling involves a high degree of risk. Oil and gas prices are subject to fluctuations and, as a consequence, no assurance can be given that oil and gas prices will decrease, increase or remain stable. There is no assurance that wells drilled on behalf of the Company will obtain production or that even if production is obtained, such production will allow the recovery of all or any part of the investment made by the Company in a well.

There are other risks inherent in the oil and gas industry that are encountered in drilling, completing, and producing oil and gas wells. These risks include unusual or unexpected formations, pressures or other conditions, blowouts and environmental pollution. The Company may incur losses due to environmental hazards against which it cannot insure or which it elects not to insure against because of high premium costs or other reasons. Consequently, substantial uninsured liabilities to third parties may arise, the payment of which could result in significant losses to the Company.

The Company carries comprehensive general liability in the amount of $6,000,000 with a financially sound and reputable insurance company and covers such risks that are usually carried by companies engaged in the

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same or a similar business and similarly situated. However, the Company usually does not insure against environmental hazards such as blowouts of wells or environmental problems in a prior chain of title. The cost of such insurance in many cases is prohibitive. These types of risks are extraordinary events and are not generally covered under a normal liability insurance policy for an oil and gas company.

Governmental regulation is a significant business risk of an oil and gas company because the industry becomes more regulated with time. The Company is subject to federal, state and local laws, regulations and ordinances relating to the production and sale of oil and gas. Some of the laws that the Company is subject to include the Clean Air Act, the Clean Water Act, and Endangered Species Act. For example, coal bed methane wells are being highly regulated for disposing produced fresh water on the surface. The EPA is requiring that the fresh water meet more stringent standards than before, which ultimately may require the water be injected underground. Re-injecting the water will increase the cost of production and in some cases make the drilling of wells uneconomical.

Environmental regulations and taxes imposed by state governments in a jurisdiction wherein producing oil and gas properties are located impose a significant burden on the cost of production. Severance and ad-valorem taxes in Wyoming can amount to approximately 14% of the Company’s gross production and if the property is located on a Reservation the total tax burden by governmental entities can amount to as much as 22% of the gross production. Governmental regulation may also delay drilling in areas that have endangered species. Delays in drilling in the past have not imposed a significant cost to the Company, however, no assurance can be given that in future the delays will not be more expensive.

In the oil and gas industry there is always a possibility that there will be a shortage of drilling rigs, casing pipe or other material not being available, when needed for drilling, completing or operating wells. To date, the Company has not encountered any significant difficulties in the areas it has operated or intends to operate in the future, however, no assurance can be given that this condition will remain unchanged.

Obligations And Contingencies

The Company is liable for future restoration and abandonment costs associated with its oil and gas properties. These costs include future site restoration and plugging costs of wells. The cost of future abandonment of producing wells has been estimated and is listed under the classification of asset retirement obligation under the Statement of Operations in the Company’s Financial Statements.

Other

The Company had a total of four full-time employees as of September 30, 2004. All of the company’s revenues during the last fiscal year were derived from domestic sources.

Description Of Property

The Company owns an interest in 9 currently producing oil and gas wells located in Utah and Wyoming.

The Company attempts to maintain all of its operating wells in good working condition. Contract pumpers familiar with the oil and gas business in the area that the well is located generally oversee wells operated by the Company.

The operated wells are secured by the Company’s line of credit. Other than the line of credit by Zions Bank the operated oil and gas wells of the Company have no other liens or encumbrances.

The Company owns a small interest in more than 500 other oil and gas wells that it does not operate. The Company owns its interest in these properties either as a working interest owner or as an overriding royalty interest owner. These interests vary from the Company owning an interest of less than a half of a percent to

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as high as eight and a third percent. The non-operating properties are located primarily in Colorado and Wyoming. The primary non-operated properties of the Company are its interests in the Hunter Mesa and Grass Mesa Units in Garfield County, Colorado. Although the Company owns less then a half of a percent overriding royalty interest in these properties, the revenue is significant to the Company since the Company’s override in these properties is in more than 500 wells. The non-operating properties of the Company account for a little less than 50% of the Company’s total oil and gas revenues. The Company also owns various non-producing oil and gas leases that it is either attempting to sell to industry partners or develop itself.

Exploration And Production

During the fiscal years ending September 30, 2004, and September 30, 2003 the Company participated as a working interest owner in the drilling of wells only in the Texas 3D seismic venture referenced above. However, the Company plans to participate as operator, working interest owner in the drilling of its Emigrant Gas Prospect and two Nevada ventures during the next 12 months. The Company also will be drilling additional wells in the Texas 3D seismic venture during the coming fiscal year along with participating in some of the over-pressured acreage for which it retained an interest, when and if a well is drilled on that acreage.

Proved Reserves

The following table sets forth the estimated proved developed oil and gas reserves, net to Company’s interest, of oil and gas properties as of September 30, 2004. The reserve information is based on the independent appraisal prepared by Fall Line Energy Inc. of Littleton, Colorado, and was calculated in accordance with the rules and regulations of the Securities and Exchange Commission. The product pricing used was based on actual spot prices available on September 30, 2004. Where necessary, prices were estimated based on historical differentials between the different properties or with quoted indexes such as the WTI Cushing prices, obtained from the US Government - Energy Information Agency (EIA). The volume weighted average wellhead price was determined to $43.46/Bbl and $4.55/MCF. The wellhead prices are net of BTU and gravity adjustments, transportation deductions and differentials between Rocky Mountain gas and most other markets. For comparison purposes, the average NYMEX Henry Hub price for the same time period was $6.43/MMBTU, the average price for the Questar Rocky Mountain Index was $4.53/MMBTU, and the average WTI Cushing price was $49.51/Bbl. All product pricing was held flat for the life of the project.

(1) The oil reserves assigned to the properties in the evaluation (Table below) were determined by analyzing current test data, extrapolating historical production data, and comparing field data with the production history of similar wells in the area. The current volatility of oil prices provides an element of uncertainty to any estimates. If prices should vary significantly from those projected in the appraisal, the resulting values would change substantially.

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Table: PROVEN RESERVES AND ECONOMIC SUMMARY As of September 30, 2004 Pioneer Oil and Gas April 30, 2004

			NET INCOME - BFIT		ECONOMIC LIFE
PROPERTY IDENTIFICATION
	FIELD	STATE	UNDISCOUNTED	DISC @ 10%	YRS	MOS

Operated			M$	M$
Canyon State 2-36	Tin Cup Mesa	Utah	291.811	219.193	10	11
Climax 7-2	Kummerfield West	Wyo	1,204.429	699.452	23	3
Pilot A-1	Pilot Butte	Wyo	74.976	64.501	5	2
Sheldon Tribal Lease	NW Shldon Dome	Wyo	215.600	153.190	13	7
South Pine Ridge 7-6	S. Pine Ridge	Utah	134.887	104.290	10	0
Willow Creek 29-13	Left Hand Canyon	Utah	259.458	208.047	8	3

Non-Operated
Benzel 1-12	Mamm Creek	Colo	100.301	60.437	28	7
Grass Mesa Unit	Mamm Creek	Colo	764.616	516.330	23	11
Hunter Mesa Unit	Mamm Creek	Colo	4,612.065	3,279.095	19	8
Roe 24-4	Mamm Creek	Colo	3.074	2.488	5	7
Rose Ranch 26-3	Mamm Creek	Colo	5.031	3.928	9	11
Shaffer 12-8	Mamm Creek	Colo	64.863	32.874	25	5
Climax 7-1	Climax Minnelusa Un	Wyo	17.986	13.292	10	10
Climax 7-4	Climax Minnelusa Un	Wyo	21.098	17.894	5	11
Murdock 41-10	Black Rock Draw	Wyo	52.057	30.519	21	5

			7,822.252	5,405.530

Source: 2004 Annual Reserves and Economic Evaluation by Fall Line Energy, Inc.

The reserve estimates contained in the engineering report are based on accepted engineering and evaluation principles. The present value of estimated future net revenues, discounted at 10%, does not necessarily represent an estimate of a fair market value for the evaluated properties.

The reserve estimates contained herein are the same required to be filed with any governmental agency.

There are numerous uncertainties inherent in estimating quantities of proved oil reserves. The estimates in the appraisal are based on various assumptions relating to rates of future production, timing and amount of development expenditures, oil prices, and the results of planned development work. Actual future production rates and volumes, revenues, taxes, operating expenses, development expenditures, and quantities of recoverable oil reserves may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could materially and adversely affect future reserve estimates. In addition, such reserves may be subject to downward or upward revision based upon production history, results of future development, prevailing oil prices, and other factors.

The actual amount of the Company’s proved reserves is dependent on the prevailing price for oil, which is beyond the Company’s control or influence. World oil prices declined significantly during 1997 and 1998 from previous years and increased significantly during 1999 and 2000. In 2003 and 2004 prices again have

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been extremely volatile with oil prices increasing significantly during fiscal year ending September 30th, 2004. There can be no assurance that oil and/or natural gas prices will decline or increase in the future. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply of and demand for oil and gas; market uncertainty; political conditions in international oil producing regions; the extent of domestic production and importation of oil; the level of consumer demand; weather conditions; the competitive position of oil as a source of energy as compared with natural gas, coal, nuclear energy, hydroelectric power, and other energy sources; the refining capacity of prospective oil purchasers; the effect of federal and state regulation on the production, transportation and sale of oil; and other factors, all of which are beyond the control or influence of the Company.

Wells And Acreage

In the oil and gas industry and as used herein, the word “gross” well or acre is a well or acre in which a working interest is owned; the number of gross wells is the total number of wells in which a working interest is owned. A “net” well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres.

As of September 30, 2004, the Company owned 5.89 net productive wells and 14 gross productive wells.

Set forth below is information respecting the developed and undeveloped acreage owned by the Company in Utah, Colorado, Nevada and Wyoming as of September 30, 2004.

Table: SUMMARY OF ACREAGE Pioneer Oil and Gas April 30, 2005

DEVELOPED ACRES		UNDEVELOPED ACRES

Gross	Net	Gross	Net

2600	1600	107333	66415

Annual rentals on all undeveloped leases for the fiscal year ending September 30, 2004 are expected to be approximately $75,000.

Production And Sale Of Oil And Gas

The following table summarizes certain information relating to the Company’s net oil and gas produced and from the Company’s properties, after royalties, during the periods indicated.

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Table: SUMMARY OF OIL AND GAS PRODUCTION FY 2003 and FY 2004 Pioneer Oil and Gas April 30, 2005

	END FY	END FY

	2003	2004

Average net daily production of oil (Bbl)	44	37
Average net daily production of gas (MCF)	449	494
Average sales price of oil ($ per Bbl)	$26.43	$32.31
Average sales price of gas ($ per MCF)	$4.08	$4.97
Average lifting cost per bbl oil equiv.	$8.42	$7.54

Delivery Commitments

The Company sells its oil to the company willing to pay the highest price for its crude oil. In the area that the Company sells its oil there are several different companies offering to purchase the Company’s oil. The Company sells all of its crude oil on 30-day contracts that can be terminated at anytime upon 30-day notice by either party. The Company has also entered into contracts to sell its natural gas on monthly spot prices. The contracts do not require the Company to produce or sell any quantity of gas. The contracts only provide that the price will be paid up to a certain amount of gas produced from the wells, which is more than the wells are currently producing. Therefore, the Company has no commitments that obligate the Company to produce any set amount of oil or gas.

The Company does not own the office space in which its business is located. The Company is located in an office condominium owned by the Company’s Board of Directors. The Company pays less for rent than it did at its former location. To provide more operating capital for the Company the Company has chosen to lease the office space from the Company’s Board of Directors who have purchased the office condominium themselves. The office space is leased on terms reasonable for the same kind of office space in the area that it is located. The office space is 1,950 square feet with an unfinished basement of approximately 975 square feet. The Company’s address is 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512. The Company’s telephone number is (801) 566-3000 and the fax number is (801) 446-5500.

Legal Proceedings

The Company may become or is subject to investigations, claims, or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions etc. The Company is currently not aware of any such items, which it believes could have a material adverse affect on its financial position.

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FINANCIAL REVIEW

The following is a financial review of the subject Company’s current and projected financial condition. The review presents a summary of historical financial statements for fiscal years 2000 through 2004 (Fiscal Year ends 30 September), and five and one-half years into the future (2005 plus 2006 through 2010). Various accounts have been converted to Common Size and compared to “similar” companies in the same industry as defined by SIC Code 1311. Subsequently, adjustments were made to the various financial statements, based on additional information provided by Company management, other third party sources, and in accordance with appropriate accounting and valuation practices.

Information describing the Company’s accounting policies and selected financial statement accounts was extracted from the Company’s FY 2004 Form 10KSB, and is presented at the end of this section.

Reliability of Financial Records

The historical financial information consisted used for this report was provided by Company management, and extracted from Yahoo Finances and the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). It is assumed that the information provided from those sources was accurate. Had the underlying data for those statements been audited or reviewed, matters may have come to the analyst’s attention that might have resulted in the use of amounts that differ from those provided.

Historical Income Statement Summary

The Table presented below summarizes the Company’s Income and Expenses for the years 2000 through 2004.

Revenues

Total revenue for the company declined slightly due to lower project and lease sales income even though oil and gas revenues increased significantly. Since FY 2000, the Company’s Revenues have grown at a compound average rate of 12.3%. As of the end of Fiscal Year (FY) 2004, the Company had total Revenues of $1,918,270 with $954,970, or 50%, coming from Oil and Gas sales, $850,100, or 44%, from Royalty Revenue, and $217,415, or 6% from Project and Lease Sales income.

The increase in oil and gas revenue was primarily due to higher product prices and increased production from the Company’s Hunter Mesa and Grassy Mesa units. Average gas prices increased 22% from $4.08 MCF (2003) to $4.97 MCF (2004), and average oil prices increased 22 percent from $26.43 per barrel in 2003 to $32.31 per barrel in 2004.

Project and lease sales income decreased from $566,365 in 2003 to $113,195 in 2004. The Company sold two-thirds of its over-pressured gas project and a 3,500 acre coal bed methane lease block in 2003. Sales of leases near Vernal Utah accounted for most of the project and lease sales in 2004.

Five-year weighted averages, calculated for each of the accounts, show that Oil and Gas sales accounted for approximately 56% of Company income, with Royalty income providing an additional 30%, and Project and Lease sales another 14%.

Operating Expenses

Since FY 2000, the Company’s Expenses have grown at a compound average rate of 3.2%, or approximately 9% slower than Revenues. As of the end of Fiscal Year (FY) 2004, the Company had total Expenses of $1,376,264, or about 72% of Total Revenues. The Cost of Operations accounted for $679,132 (49% of Total Expenses and 35% of Total Revenues). This item includes all well operating expenses and any amounts paid to employees and other interest owners for their interest in producing properties. Increased disbursements to interest owners due to higher product prices accounted for most of the increase.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	32 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: HISTORICAL INCOME STATEMENT SUMMARY Pioneer Oil and Gas April 30, 2005

	30 SEP 2000 1	30 SEP 2001 2	30 SEP 2002 3	30 SEP 2003 4	30 SEP 2004 5	5-YEAR WT AVE 15	POG RATIOS	RMA (1311) $1-3 MM

REVENUES	($s)	($s)	($s)	($s)	($s)	($s)		4/1/03 - 3/31/04 (35)
Oil & Gas Sales	927,876	935,880	656,340	963,244	954,970	893,099	0.56
Royalty Revenues	148,231	223,560	252,480	397,741	850,100	479,617	0.30
Operational Reimbursements	1,200	500	500	1,929	0	761	0.00
Project & Lease Sales	129,002	150,380	0	566,365	113,200	217,415	0.14
TOTAL REVENUES	1,206,309	1,310,320	909,320	1,929,279	1,918,270	1,590,892	1.00	1.00
COSTS AND EXPENSES
Cost of Operations	574,863	645,545	425,743	632,264	679,132	604,527	0.38
General & Administration	325,221	294,188	341,089	316,259	346,970	329,117	0.21
Exploration Costs	188,177	189,278	183,393	248,753	208,309	210,231	0.13
Lease Rentals	5,761	9,608	38,420	57,395	54,083	42,682	0.03
Depre/Deple/Amort	120,836	141,647	88,989	141,019	87,770	111,602	0.07
TOTAL OPERATING EXPENSES	1,214,858	1,280,266	1,077,634	1,395,690	1,376,264	1,298,158	0.82	0.72
INCOME FROM OPERATIONS	(8,549)	30,054	(168,314)	533,589	542,006	292,734	0.18	0.28
Other Income (expenses)
Loss-assets sold or abondoned	(6,447)	(714)	0	(355,459)		(95,314)	(0.06)
Interest Income	22,617	19,347	16,933	15,518	15,287	16,708	0.01
Interest Expense	(6,739)	(3,694)	(25,847)	(23,476)	(3,059)	(13,391)	(0.01)
Other	8,168	7,052	13,417	7,241	19,629	12,642	0.01
Total Other Income	17,599	21,991	4,503	(356,176)	31,857	(79,355)	(0.05)
Income Before Taxes	9,050	52,045	(163,811)	177,413	573,863	265,738	0.17
Provision for income taxes	0	0	0	0	0
Accounting Change	9,050	52,045	(163,811)	177,413	573,863	265,737	0.17	0.25
Cum - Asset Retirement Oblig					(81,521)	(27,174)	(0.02)
NET INCOME	9,050	52,045	(163,811)	177,413	492,342	238,564	0.15
Wtd Ave common - basic/diluted	8,135,000	8,078,000	7,964,000	7,962,000	7,931,000	8,493,933
Net income per common share	0.001	0.01	(0.02)	0.02	0.06	0.030
Loss from cumulative effect of change in accounting principle					(0.01)

General and Administrative expenses accounted for $346,970 (25% of Total Expenses and 18% of total Revenues). Exploration Costs accounted for $208,309 (15% of Total Expenses and 11% of Total Revenues). General and administrative costs increased from $316,259 in fiscal 2003 to $346,970 in fiscal 2004, primarily due to higher payroll costs.

Lease Rentals accounted for $54,083, or 4% of Total Expenses, and 3% of Total Revenues. Depreciation, Depletion and Amortization expenses accounted for 6% of Total Expenses and 5% of Total Revenues.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	33 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Five-year weighted averages were calculated for each of the accounts, showing that Operational costs accounted for approximately 38% of Total Revenues, General and Administrative expenses accounted for another 21%, Exploration expenses were 13%, Lease Rentals were 3%, and Depreciation, Depletion and Amortization expenses were 7% of Total Revenues. By comparison with the averages of 35 “similar” companies in the same industry, as defined by SIC Code 1311, Pioneer Oil and Gas’ Total Operating Expenses (includes provisions for Depreciation, Depletion and Amortization) accounted for 82% of Total Revenues, whereas “similar” companies had Operating Expenses of 72%.

Revenue Trends

The Trend for Company Revenues (see following Table) appears to be shifting from Oil and Gas sales to Royalties, with income from Project and Lease sales varying. That is consistent with the Company’s stated objectives to move away from Oil and Gas production, and concentrate more in the area of locating and selling oil and gas producing properties and lease rights.

Table: REVENUES TRENDS BY REVENUE SOURCE
Pioneer Oil and Gas
FY 2000 through FY 2004
April 30, 2005

	30 SEP 2000	R	30 SEP 2001	R	30 SEP 2002	R	30 SEP 2003	R	30 SEP 2004	R	5-YEAR WT AVE	R

	1		2		3		4		5		15

REVENUES	($s)		($s)		($s)		($s)		($s)		($s)
Oil and gas sales	927,876	0.77	935,880	0.71	656,340	0.72	963,244	0.50	954,970	0.50	893,099	0.56
Royalty revenue	148,231	0.12	223,560	0.17	252,480	0.28	397,741	0.21	850,100	0.44	479,617	0.30
Operational reimbursements	1,200	0.00	500	0.00	500	0.00	1,929	0.00	0	0.00	761	0.00
Project and lease sales	129,002	0.11	150,380	0.11	0	0.00	566,365	0.29	113,200	0.06	217,415	0.14
Total Revenues	1,206,309	1.00	1,310,320	1.00	909,320	1.00	1,929,279	1.00	1,918,270	1.00	1,590,892	1.00

R = The Ratio of each account to Total Revenues.

Operating Expense Trends No clearly delineated Trends can be determined for the Company’s individual expense accounts from the analysis presented in the Table below.

Table: EXPENSE TRENDS BY EXPENSE SOURCE Pioneer Oil and Gas FY 2000 through FY 2004 April 30, 2005

	30 SEP 2000	R	30 SEP 2001	R	30 SEP 2002	R	30 SEP 2003	R	30 SEP 2004	R	5-YEAR WT AVE	R	POG RR

	1		2		3		4		5		15

COSTS AND EXPENSES	($s)		($s)		($s)		($s)		($s)		($s)
Cost of Operations	574,863	0.47	645,545	0.50	425,743	0.40	632,264	0.45	679,132	0.49	604,527	0.47	0.38
General and admin expenses	325,221	0.27	294,188	0.23	341,089	0.32	316,259	0.23	346,970	0.25	329,117	0.25	0.21
Exploration Costs	188,177	0.15	189,278	0.15	183,393	0.17	248,753	0.18	208,309	0.15	210,231	0.16	0.13
Lease rentals	5,761	0.00	9,608	0.01	38,420	0.04	57,395	0.04	54,083	0.04	42,682	0.03	0.03
Depre/deple/amort	120,836	0.10	141,647	0.11	88,989	0.08	141,019	0.10	87,770	0.06	111,602	0.09	0.07
Total Costs and Expenses	1,214,858	1.00	1,280,266	1.00	1,077,634	1.00	1,395,690	1.00	1,376,264	1.00	1,298,158	1.00	0.82

R = The Ratio of each account to Total Revenues.
RR = The Ratio of each account to Total Revenues.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	34 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Depreciation, Depletion and Amortization

Depreciation, Depletion and Amortization costs have averaged approximately 7% of Total Revenues since FY2000. According to management, several of the properties have already been depreciated or depleted and therefore no longer have asset balances on the books though they are still income producing properties. That is the case with the properties prepared by Fall Line Energy detailing the present value of future revenues from oil and gas producing properties in Utah and Wyoming. Because of that, the analyst elected to consider the value of those properties as an asset based on a discounted value of the projected future revenues from those properties.

Table: ADJUSTED INCOME STATEMENT SUMMARY Pioneer Oil and Gas April 30, 2005

	2000	2001	2002	2003	2004	5-YEAR WT AVE	POG RATIOS	RMA (1311)

	1	2	3	4	5	15

REVENUES	($s)	($s)	($s)	($s)	($s)	($s)
Oil and gas sales	927,876	935,880	656,340	963,244	954,970	893,099	0.56
Royalty revenue	148,231	223,560	252,480	397,741	850,100	479,617	0.30
Operational reimbursements	1,200	500	500	1,929	0	761	0.00
Project / lease sales income	129,002	150,380	0	566,365	113,200	217,415	0.14
TOTAL REVENUES	1,206,309	1,310,320	909,320	1,929,279	1,918,270	1,590,892	1.00	1.00
EXPENSES	0.48	0.49	0.47	0.33	0.35
Cost of Operations f(OGRR)	574,863	645,545	425,743	632,264	679,132	604,527	0.44
General & Admin	325,221	294,188	341,089	316,259	346,970	329,117	0.21
Exploration Costs f(OGRR)	188,177	189,278	183,393	248,753	208,309	210,231	0.13
Lease rentals	5,761	9,608	38,420	57,395	54,083	42,682	0.20
Total Expenses	1,094,022	1,138,619	988,645	1,254,671	1,288,494	1,186,557	0.75
EBITDA	112,287	171,701	(79,325)	674,608	629,776	404,335	0.25
Depreciation, Depletion, Amortization f(OGRR)	120,836	141,647	88,989	141,019	87,770	111,602	0.08
TOTAL OPERATING EXP	1,214,858	1,280,266	1,077,634	1,395,690	1,376,264	1,298,158	0.82	0.32
EBIT (OPERATING PROFIT)	(8,549)	30,054	(168,314)	533,589	542,006	292,734	0.18	0.28
Other Income (expenses)
Loss-assets sold/abondoned	(6,447)	(714)	0	(355,459)		(95,314)	(0.06)
Interest Income	22,617	19,347	16,933	15,518	15,287	16,708	0.01
Interest Expense	(6,739)	(3,694)	(25,847)	(23,476)	(3,059)	(13,391)	(0.01)
Other	8,168	7,052	13,417	7,241	19,629	12,642	0.01
Total Other Income	17,599	21,991	4,503	(356,176)	31,857	(79,355)	(0.05)
Earnings Before Taxes	129,886	193,692	(74,822)	318,432	661,633	324,980	0.20	0.25
Taxes [a]	0	0	0	0	0	0	0.00
Net Income [1]	129,886	193,692	(74,822)	318,432	661,633	324,980	0.20
Asset Retirement Obligation [2]					(81,521)		0.00
NET INCOME	129,886	193,692	(74,822)	318,432	580,112	297,806	0.19
Wtd Ave Common Shares [3]	8,135,000	8,078,000	7,964,000	7,962,000	7,931,000	7,979,067
Net Income Per Share [4]	0.016	0.02	(0.01)	0.04	0.07	0.04
Loss-change in accounting [5]					(0.01)

Taxes

The Company had no Tax liability during the presented historical period due to substantial loss carryovers from previous years. As of September 30, 2004, the Company had net operating loss carry forwards of

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	35 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

approximately $1,164,000. The present net operating loss carry-forward of the Company will begin to expire in the year 2012. However, Company management indicates that this balance has been depleted, primarily due to tax requirements from the purchase and sale of the Central Utah properties. For purposes of this report, the latter statement has been accepted, and Taxes have been applied to projected earnings to arrive at projected Net Income amounts.

Adjustments to Historical Income Statement Summary

Adjustments to the subject Company’s historical income statement summary were made and are presented in the Table shown above. The primary adjustment made was to move Depreciation, Depletion and Amortization to below expenses, thereby establishing a summary account for Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for valuation comparative purposes.

Projected Future Earnings

The Tables and Figures presented below summarize the analyst’s best estimate of the subject Company’s projected future earnings. Those projections are based entirely on past performance, and therefore do not take into account the discovery of future oil and gas resources and/or exploration rights to those resources.

The following Figure was constructed using a Polynomial Projection Equation, which had an R2 of 0.63 which is interpreted to mean that only 63% of the projections can be accounted for by the model. A second projection was prepared using a Linear Regression model, however, that projection was not used because of its lower R2 value.

Figure: PROJECTED FUTURE EARNINGS 2nd Order Polynomial Projection Equation Pioneer Oil and Gas April 30, 2005

The information presented in the Table below was used to generate projected future earnings for valuation purposes using a Discounted Earnings Method. Determination of the amounts for individual accounts for the projection period was using ratios of historical accounts to Revenues as presented in the following Table.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	36 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: PROJECTED FUTURE EARNINGS 2nd Order Polynomial Projection Equation Pioneer Oil and Gas April 30, 2005

		2		85066	306106
YEAR	X	X2	Y =	85066X2	- 306106X	+ 1000000

2005	6	36	2,225,740	3,062,376	1,836,636	1,000,000
2006	7	49	3,025,492	4,168,234	2,142,742	1,000,000
2007	8	64	3,995,376	5,444,224	2,448,848	1,000,000
2008	9	81	5,135,392	6,890,346	2,754,954	1,000,000
2009	10	100	6,445,540	8,506,600	3,061,060	1,000,000
2010	11	121	7,925,820	10,292,986	3,367,166	1,000,000

Table: PROJECTED FUTURE EARNINGS RATIOS Pioneer Oil and Gas April 30, 2005

	5-YEAR WT AVE	POG RATIOS	RMA (1311)

REVENUES	($s)
Oil and gas sales	893,099	0.56
Royalty revenue	479,617	0.30
Operational reimbursements	761	0.00
Project / lease sales income	217,415	0.14
TOTAL REVENUES	1,590,892	1.00	1.00
EXPENSES
Cost of Operations	604,527	0.38
General & Admin	329,117	0.21
Exploration Costs	210,231	0.13
Lease rentals	42,682	0.03
Total Expenses	1,186,557	0.75
EBITDA	404,335	0.25
Depre, Deple, Amort	111,602	0.07
TOTAL OPERATING EXP	1,298,158	0.82	0.72
EBIT (OPERATING PROFIT)	292,734	0.18	0.28
Other Income (Expenses)
Interest Income	16,708	0.01
Interest Expense	(13,391)	(0.01)
Other	12,642	0.01
Total Other Income	15,959	0.01
Earnings Before Taxes	308,692	0.19	0.07
Taxes 24%	73,622	0.05
NET INCOME	235,070	0.19

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	37 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: PROJECTED FUTURE EARNINGS Pioneer Oil and Gas April 30, 2005

REVENUES ($s)		2005	2006	2007	2008	2009	2010

Oil and gas sales	0.56	1,206,576	1,504,373	1,854,552	2,257,192	2,712,136	3,219,608
Royalty revenue	0.30	646,380	805,914	993,510	1,209,210	1,452,930	1,724,790
Operational reimbursements	0.00	0	0	0	0	0	0
Project / lease sales income	0.14	301,644	376,093	463,638	564,298	678,034	804,902
TOTAL REVENUES	1.00	2,154,600	2,686,380	3,311,700	4,030,700	4,843,100	5749300
EXPENSES
Cost of Operations	0.38	818,748	1,020,824	1,258,446	1,531,666	1,840,378	2,184,734
General & Admin	0.21	452,466	564,140	695,457	846,447	1,017,051	1,207,353
Exploration Costs	0.13	280,098	349,229	430,521	523,991	629,603	747,409
Lease rentals	0.03	64,638	80,591	99,351	120,921	145,293	172,479
Total Expenses		1,615,950	2,014,785	2,483,775	3,023,025	3,632,325	4,311,975
EBITDA		538,650	671,595	827,925	1,007,675	1,210,775	1,437,325
Depre., Deple., Amort	0.07	150,822	188,047	231,819	282,149	339,017	402,451
TOTAL OPERATING EXP		1,766,772	2,202,832	2,715,594	3,305,174	3,971,342	4,714,426
EBIT (OPERATING PROFIT)		387,828	483,548	596,106	725,526	871,758	1,034,874
Other Income (Expenses)
Interest Income	0.01	21,546	26,864	33,117	40,307	48,431	57,493
Interest Expense	(0.01)	(21,546)	(26,864)	(33,117)	(40,307)	(48,431)	(57,493)
Other	0.01	21,546	26,864	33,117	40,307	48,431	57,493
Total Other Income		21,546	26,864	33,117	40,307	48,431	57,493
Earnings Before Taxes		409,374	510,412	629,223	765,833	920,189	1,092,367
Estimated Federal Taxes [1]		139,187	173,540	213,936	260,383	312,864	371,405
Estimated Utah Corporate Taxes[2]		13,509	16,844	20,764	25,272	30,366	36,048
NET INCOME		256,677	320,028	394,523	480,177	576,959	684,914
[1] 2004 Corporate Income Tax Rates for ‘C’ Corporations - Does not consider dividends or other deductions.
34% Tax bracket	0.34	113,900	113,900	113,900	113,900	113,900	113,900
Plus 34% of earnings over 335,000	335000	25,287	59,640	100,036	146,483	198,964	257,505
Total estimated Federal Tax		139,187	173,540	213,936	260,383	312,864	371,405
[2] 2005 Utah Flat Corporate Tax rate - 5%
5% Flat Corporate Tax Rate	0.05	13,509	16,844	20,764	25,272	30,366	36,048
Total Estimated Taxes		152,697	190,384	234,700	285,656	343,230	407,453

Current Balance Sheet

The Table presented on the next two pages presents the Company’s current Balance Sheet as of the end of March 2005, which constitutes the first half of Fiscal Year 2005.

The result of the recent sale of land has greatly strengthened the Company’s Balance Sheet which accounts for the difference in Total Assets and Equity from Fiscal Year-end 2004 to date. According to Company management, further sales of land are pending which will further strengthen the Company’s financial situation.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	38 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: CURRENT BALANCE SHEET – MARCH 2005 (UNAUDITED) Pioneer Oil and Gas April 30, 2005

ASSETS	MARCH 2,005	SUBTOTAL	TOTALS	R	RMA (1311)

Cash
Petty Cash	300			0.00
Cash-ZFNB-MM-General	907,534			0.20
Cash-KeyBnnk-MM	45,040			0.01
Cash-Zions-Main	49,245			0.01
Marketable Securities	230			0.00
Total Cash		1,002,349		0.23	0.16
Accounts Receivable - Trade
Carter State	255			0.00
Canyon 2-36	17,014			0.00
Auction Properties	982			0.00
Willow Creek	23,435			0.01
Ambra Campbell	197			0.00
SoPiRidge	43,358			0.01
Campbell County	32,488			0.01
S T Delta	13,994			0.00
Snyder	114,071			0.03
General	3,170			0.00
Total A/R Trade		248,964		0.06	0.11
A/R - Advance for Lease Payments		6,640		0.00
Leases for Resale		2,540,350		0.57
Total Current Assets			3,798,303	0.85	0.32

Fixed Assets
Oil & Gas Prop-Production	1,763,801
Accum Depletion	(1,638,752)
Oil & Gas Prop-Development	388,388
Vehicles	27,813
Magnetometer	7,750
Telephone Equipment	13,976
Office Furniture & Equipment	89,821
Accum Depreciation	(109,196)
Accum Depreciation	(3,104)
Total Fixed Assets		540,497		0.12	0.59
Other Assets
Cap. Asset Retirement Cost	116,376
Accum Asset Retirement Oblig	(2,374)
Equity-Ltd Partnership	2,000
Total Other Assets		116,002		0.03
TOTAL ASSETS			4,454,802	1.00	1.00

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	39 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: CURRENT BALANCE SHEET – MARCH 2005 (UNAUDITED) Pioneer Oil and Gas April 30, 2005

LIABILITIES	MARCH 2,005	SUBTOTAL	TOTALS	R	RMA (1311)

Current Liabilities
Accounts Payable-General	39,578			0.01	0.15
FUT	228			0.00
Accrued Payroll	18,553			0.00
Accrued Plugging Costs	10,000			0.00
Total Current Liabilities		68,359		0.02	0.40
Long-term Liabilities Asset Retirement obligation	158,350			0.04
Total Long-Term Liabilities		158,350		0.04
TOTAL LIABILITIES		226,709		0.05	0.768
CAPITAL
Treasury Stock at Cost	(1,650)			0.00
Common Stock	7,911			0.00
Additional PIC	2,472,383			0.55
Stock Subscription Rec. - ESOP	(203,659)			-0.05
Retained Earinings	(744,174)			-0.17
Year-to-date Earnings	2,697,284			0.61
TOTAL CAPITAL		4,228,095		0.95	0.232
TOTAL LIABILITIES & CAPITAL			4,454,804	1.00	1.00

RMA - Represents the average of 35 “similar” companies in SIC 1311 with total sales between $1 abd $3 million that submitted theirinformation between 4/1/2003 through 3/31/2004

The Table presented on the next page compares the March 2005 (2nd Quarter) Balance Sheet with the FY 2004 results, and with “similar” companies in SIC 1311.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	40 of 83

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Table: SUMMARIZED CURRENT BALANCE SHEET COMPARED TO FY2004 Pioneer Oil and Gas April 30, 2005

	30 SEP		MARCH		RMA

	2004	R	2005	R	1311

ASSETS
Cash	491,090	0.21	1,002,349	0.23	0.16
Accounts receivable	301,450	0.13	255,607	0.06	0.11
Resale leases-lower cost/ mkt	1,052,292	0.44	2,540,350	0.57	0.04
Total current assets	1,844,832	0.77	3,798,306	0.85	0.32
Property and equipment - net	537,969	0.23	540,497	0.12	0.59
Other assets	2,230	0.00	116,002	0.03	0.09
TOTAL ASSETS	2,385,031	1.00	4,454,805	1.00	1.00
LIABILITIES
Accounts Payable	108,208	0.05	39,578	0.01	0.15
Accrued Expenses	28,565	0.01	28,781	0.01
Total Current Liabilities	556,573	0.23	68,359	0.02	0.40
Other Libilities					0.27
Asset Retirement Obligation	158,350	0.07	158,350	0.04
TOTAL LIABILITIES	851,696	0.36	226,709	0.05	0.23
EQUITY	1,533,335	0.64	4,228,096	0.95	0.60
TOTAL LIABILITIES & EQUITY	2,385,031	1.00	4,454,805	1.00	1.00

R = The Ratio of Assets to Total Assets, and the Ratio of Liabilities and Equity to Total Liabilities and Equity.

Historical Balance Sheet Summary

The following Table summarizes the Company’s Balance Statements for the years 2000 through 2004, and compares the five-year weighted average to “similar” companies in the same industry.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	41 of 83

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Table: FIVE YEAR HISTORICAL BALANCE SHEET Pioneer Oil and Gas April 30, 2005

	2000	2001	2002	2003	2004	WTD AVE	POG	RMA	RMA

ASSETS	1	2	3	4	5	15	RATIOS	1311	1382
Cash	246,681	3,563	90,458	371,527	491,090	297,783	0.18	0.16	0.12
Accounts receivable	130,398	107,391	121,173	149,793	301,450	187,675	0.11	0.11	0.25
Resale leases-lower cost/ mkt	96,925	399,028	527,808	219,677	1,052,292	574,572	0.34	0.04	0.09
Total current assets	474,004	509,982	739,439	740,997	1,844,832	1,060,029	0.63	0.32	0.46
Property and equipment - net	617,355	719,639	903,201	438,881	537,969	614,107	0.37	0.59	0.44
Other assets	2,000	2,000	2,000	2,230	2,230	2,138	0.00	0.09	0.11
TOTAL ASSETS	1,093,359	1,231,621	1,644,640	1,182,108	2,385,031	1,676,274	1.00	1.00	1.00
LIABILITIES
Accounts Payable	125,762	121,796	128,427	122,093	108,208	118,936	0.07	0.15	0.09
Accrued Expenses	21,553	28,873	30,952	25,207	28,565	27,721	0.02
Total Current Liabilities	147,315	150,669	159,379	147,300	556,573	286,590	0.17	0.40	0.30
Note Payable		95,000	654,158		158,350	196,282	0.12	0.27	0.30
TOTAL LIABILITIES	294,630	396,338	972,916	294,600	851,696	629,529	0.38	0.23	0.35

FOOTNOTES TO THE FY2004 FINANCIAL STATEMENTS

The Company is incorporated under the laws of the state of Utah and is primarily engaged in the business of acquiring, developing, producing and selling oil and gas properties to companies located in the continental United States.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Resale Leases

The Company capitalizes the costs of acquiring oil and gas leaseholds held for resale, including lease bonuses and any advance rentals required at the time of assignment of the lease to the Company. Advance rentals paid after assignment are charged to expense as carrying costs in the period incurred. Costs of oil and gas leases held for resale are valued at lower of cost or net realizable value and included in current assets since they could be sold within one year, although the holding period of individual leases may be in excess of one year. The cost of oil and gas leases sold is determined on a specific identification basis.

Oil and Gas Producing Activities

The Company utilizes the successful efforts method of accounting for its oil and gas producing activities. Under this method, all costs associated with productive exploratory wells and productive or nonproductive development wells are capitalized while the costs of nonproductive exploratory wells are expensed. If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	42 of 83

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is not made after one year following completion of drilling, the costs of drilling are charged to operations. Indirect exploratory expenditures, including geophysical costs and annual lease rentals are expensed as incurred. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment experience of successful drillings and average holding period.

Capitalized costs of producing oil and gas properties after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. When assets are sold, retired or otherwise disposed of the applicable costs and accumulated depreciation, depletion and amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

Income Taxes

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Temporary differences result primarily from net operating loss carry forward, intangible drilling costs and depletion.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

Stock-Based Compensation

The Company accounts for stock options granted to employees under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized in the financial statements, as all options granted under those plans had an exercise

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	43 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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price equal to or greater than the market value of the underlying common stock on the date of grant. Had the Company’s options been determined based on the fair value method, the results of operations would have remained unchanged as all options were vested in prior years.

Revenue Recognition

Revenue is recognized from oil sales at such time as the oil is delivered to the buyer. Revenue is recognized from gas sales when the gas passes through the pipeline at the well head. Revenue from over-riding royalty interests is recognized when earned. The Company does not have any gas balancing arrangements.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions primarily related to oil and gas property reserves and prices, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

As of September 30, 2004, property and equipment consists of the following:

Oil and gas properties (successful efforts method)	$1,987,099
Capitalized asset retirement cost	116,376
Office furniture and equipment	139,360
Totals	$2,242,835
Less accumulated depreciation, depletion and amortization	(1,704,866)
TOTALS	$537,969

Asset Retirement Obligation

The Company has an obligation to plug and abandon certain oil and gas wells it owns. Accordingly, a liability has been established equal to the obligation. Following is a reconciliation of the aggregate retirement liability associated with the Company’s obligation to plug and abandon its oil and gas properties.

Balance at beginning of year
Initial amount recorded for ARO	$116,376
Cumulative effect of accounting change	37,365
Additional obligations incurred	—
Revisions of estimate	—
Accretion expense	4,609
Balance at end of year	$158,350

Cumulative Effect of Change In Accounting Principle

The Company has adopted the provisions of SFAS 143 “Accounting for Asset Retirement Obligations” which requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. The Company has recognized a liability based on the present value of the estimated costs related to its obligation to plug and abandon the oil and gas wells it owns. The Company has also capitalized the costs of the liability through increasing the carrying amount of its oil and gas properties. The liability is accreted to its estimated present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, the Company will settle the obligation for its recorded amount or incur a gain or loss upon settlement.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	44 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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The effect of adopting SFAS 143 is recorded as the cumulative effect of a change in accounting principle as follows.

Amortization	44,156
Accretion of asset retirement obligation	37,365
Cumulative effect of change	$81,521

Note Payable

The Company has a bank revolving line-of-credit agreement, which allows the Company to borrow a maximum amount of $750,000. This agreement bears interest at the bank’s prime rate plus 1 percent and is secured by accounts receivable and producing properties. The line-of-credit matures on December 31, 2005 and had no outstanding balance at September 30, 2004 and 2003. Also, as of September 30, 2004, $20,000 of the $750,000 was reserved for an outstanding letter of credit.

Stock Subscription Receivable

The stock subscription receivable consists of a six percent receivable due from the Company’s ESOP. The receivable is reduced every six months by the amount of the obligation owed by the Company to the ESOP, less interest (see Note 12). During the years ended September 30, 2004 and 2003, the company recognized $13,504 and $15,104 of interest income related to this note.

Income Taxes

The provision for income taxes differs from the amount computed at federal statutory rates as follows.:

Income tax provision at statutory rate	$160,000
Change in valuation allowance	(160,000)

Deferred tax assets (liabilities) are comprised of the following.

Intangible drilling costs and depletion	$129,000
Net operating loss carry forwards	396,000
Asset Retirement Obligation	31,000
AMT credit carry forward	—
Total	556,000
Valuation allowance	$(556,000)

A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

As of September 30, 2004,the Company had net operating loss carry forwards of approximately $1,164,000. These carry forwards begin to expire in 2012. If substantial changes in the Company’s ownership should occur there would be an annual limitation of the amount of NOL carry forward which could be utilized. Also, the ultimate realization of these carry forwards is due, in part, on the tax law in effect at the time and future events that cannot be determined.

SHAREHOLDERS EQUITY

The Company currently has 50,000,000 shares of Common Stock authorized with 7,910,727 currently issues and outstanding. Company management has indicated a possibility that it might buy shares back from selected minority shareholders. The Table presented below summarizes the possible allocation of the Company’s common shares. The shares that are highlighted have been identified as minority shares that management is

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	45 of 83

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considering. They total 980 shares equally 89.6% of the current shareholders, and 4.62% of the issued and outstanding stock. The subsequent Table indicates that the stock is currently trading at about 1.50 per share with a three month average trading volume of 16,727 shares.

Table: SHAREHOLDER SUMMARY Pioneer Oil and Gas April 30, 2005

SHARE AMOUNT	COUNT	#	%	SHARES	#	%

1 TO 99	77		7.9%	3,802		0.05%
100 TO 300	400		40.8%	71,230		0.90%
301 TO 500	190		19.4%	86,970		1.10%
501 TO 1,000	169		17.2%	141,417		1.79%
1,001 TO 1,999	42	878	89.6%	61,735	365,154	4.62%
2,000 TO 3,000	52		5.3%	117,792		1.49%
3,001 TO 999,999,999	51		5.2%	7,428,781		93.90%
TOTALS	980		100.0%	7,911,727		100.00%

TOTAL SHARES AS OF MARCH 24, 2005

Table: SUMMARY OF STOCK PERFORMANCE Pioneer Oil and Gas April 30, 2005

Last Trade:	1.55	Day’s Range:	1.55 - 1.55
Trade Time:	26-Apr	52wk Range:	0.55 - 3.00
Change:	0.00 (0.00%)	Volume:	100
Prev Close:	1.55	Avg Vol (3m):	16,727
Open:	1.55	Market Cap:	12.26M
Bid:	1.48 x 500	P/E (ttm):	15.66
Ask:	1.55 x 500	EPS (ttm):	0.1
1st Yr Target Est:	N/A	Div & Yield:	N/A (N/A)

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	46 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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The Figure presented below shows the volatility of the number of shares traded each month from October 1994 through to April 2005. The Mean number of shares traded monthly dropped from 45,994 prior to the split to a Mean of 15,084. The variation, however, increased from 0.66 and 0.52 for the number of shares and share price prior to the split to 1.18 and 0.99 respectively post split.

Figure: STOCK SALES VOLUME – OCT 1994 THROUGH APRIL 2005 Pioneer Oil and Gas April 30, 2005

Figure: STOCK PRICE – 0CT 1994 THROUGH APR 2005 Pioneer Oil and Gas April 30, 2005

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	47 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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Table: STATISTICAL SUMMARY OF MONTHLY TRADING ACTIVITY AND STOCK PRICE PRE & POST SPLIT (16 July 1998) Pioneer Oil and Gas April 30, 2005

	MEAN	MEDIAN	MAX	MIN	STDEV	COVAR	COUNTA

POST-SPLIT
Trading Volume	15,084	8,664	119,114	627	17,835	1.18	83
Closing Price	0.36	0.22	1.73	0.10	0.36	0.99	83

PRE-SPLIT
Trading Volume	45,944	39,381	141,308	3,854	30,306	0.66	50
Closing Price	1.03	1.00	2.70	0.20	0.53	0.52	50

COST OF CAPITAL

The Cost of Capital (Capitalization/Discount Rate(s)) is defined in Shannon P. Pratt’s book, Cost of Capital, as ...“the expected rate of return that the market requires in order to attract funds to a particular investment.” Pratt further states that it represents an opportunity cost, i.e., or the cost of foregoing the next particular investment, which may be a more attractive substitute. The National Association of Certified Valuation Analysts (NACVA) states that determining the Capitalization/Discount Rate(s) ... “is one of the most difficult parts of valuing a business, and that there is not one method that will fit all situations.”

For the purposes of this report, a modified Cost-of-Capital was derived based on the considerations of natural resource extraction industries. Consequently, certain Risk criteria and definitions were created to provide a basis for selecting the Company Specific Risk used in this report. Those criteria, definitions and the resulting allocation of Risk to investors are not based on published regulations, rules or guidelines but are subjective in nature, but represent the analyst’s best estimate of Risk.

Estimated Cost of Capital for Business Life-Cycle Phases

The Discount and Capitalization rates derived for this report were expected to fall within certain risk ranges as depicted conceptually in the following Figure. Pioneer Oil and Gas is best represented by the Red (Dashed Line) Profile. The Company has been in business since 1980, and it has developed efficient operational procedures, and is therefore less risk than newly starting and high tech companies.

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Figure: ESTIMATED COST OF CAPITAL FOR BUSINESS LIFE-CYCLE PHASES Pioneer Oil & Gas April 30, 2005

There is a combined risk between the Company’s specific risk factors plus the Risk-Free Rate (rate on US Government Bonds), and the risk associated with the market (Equity Risk, Size Risk and Industry Risk). That combination generally fits within the range of the varied risks as presented in Figure above. Those overall risks, or Cost of Capital or Discount Rates, are approximate ranges, and can differ substantially depending on the industry, the market conditions and the particular business being valued.

Earnings Profile Blue (Solid Line) – Characterized by smooth transition through gradual increasing earnings. Depicts many traditional business models that express a Start-up and Development Phase characterized by slow growth through the development of products and markets. Then an Operational and/or Growth Phase experience as products and/or services are accepted into the market with less than full competition. The Maturity & Uncertainty Phase is for traditional companies reflects a period in which earnings are steady with some growth, but little need for dynamic changes in products and/or services. It is a period of concentration on quality and customer service, and also is the period in which owners seek to merge or divest themselves for retirement purposes.

Earnings Profile Red (DashedLine) – Characterized by erratic and often volatile earnings, including sudden drop in earnings caused by depletion of resources and delay in putting new resources into production. Very dependent on constant location of new production areas, ability to obtain exploration rights, and ability to stimulate production. Depicts the uncertainty and higher risk associated with natural resource dependent industries. Those industries often experience periods of negative earnings when substantial outside funding is critical to continuation of exploration and resource development. In the later stages, those industries often

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	49 of 83

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experience severe earnings downturns as the resource(s) are depleted.

[1]
START-UP & DEVELOPMENT PHASE – Characterized by new products/services not yet accepted into the market; new management team(s); and usually heavy or exclusive reliance on outside capital for development, working capital, and early stage and/or limited sales and growth.

	•	Earnings Profile 1 is characterized by smooth transition to profitability.

	•	Earnings Profile 2 is characterized by erratic and sometimes negative earning. Illustrates the uncertainty of natural resource dependent industries.

[2]
OPERATIONAL & GROWTH PHASE – Characterized by market acceptance of products/services with generally rapid growth in sales; established management team(s); and less than heavy/exclusive reliance on outside capital for continued product development, working capital and growth.

	•	Earnings Profile 1 characterized by smooth transition through profitability.

	•	Earnings Profile 2 characterized by continued erratic and volatile earnings as resources are depleted, and new resources are developed.

[3]
MATURE & UNCERTAIN PHASE – Characterized by market acceptance of products/services and generally slower growth rates; mature management team(s); and selective reliance on outside capital for product development and innovation and working capital. Also, the profile is characterized by development and execution of various owner exit strategies. In natural resource dependent industries, this phase is often characterized by increased costs of production and lower rates of resource recovery.

Modified Ibbotson Build-Up Method

The Cost of Capital used for this report was derived using a modified Ibbotson’s Build-up method. The table presented below provides a summary of the components that make up this method. The Cost derived using this method is based on market information and thus is termed an After-Tax Cost of Capital.

Table: COST OF CAPITAL SUMMARY Pioneer Oil and Gas April 30, 2005

COMPONENT	RATE	COMMENTS & SOURCES

Risk-free (Safe) Rate ( April 25, 2005 ) [1]	4.65%	20-year US Government Bond
Equity Risk Premium (Medium Horizon) [2]	7.60%	SBBI Valuation Edition 2004 Yearbook
Size Specific Premium (Micro-Cap) [2]	9.52%	SBBI Valuation Edition 2004 Yearbook
Industry Specific Premium ( SIC 1311) [2]	-2.31%	SBBI Valuation Edition 2004 Yearbook
Company Specific Premium [3]	6.25%	Company Specific Premium Spreadsheet

AFTER TAX DISCOUNT	25.71%
Estimated Long Term Sustainable Growth	19.71%
AFTER TAX CAPITALIZATION RATE	6.00%

Definitions – The following definitions apply to the components of the build-up model summarized in the table presented above.

[1] The “Risk Free Rate” as of April 25,2005 was determined using the 20-year US Government Treasury Coupon Bond Yield.

“The 20-year constant maturity estimated by the Department of the Treasury is based on outstanding Treasury Bonds with approximately 20 years remaining to maturity. This series is not identical to the historical 20-year constant maturity series that was based on actual 20-year bonds issued through 1986. Yields on treasury

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securities at constant, fixed maturity are constructed by the treasury department, based on the most actively traded marketable treasury securities. Yields on these issues are based on composite quotes reported by U.S. Government securities dealers to the Federal Reserve Bank of New York. To obtain the constant maturity yields, personnel at Treasury construct a yield curve each business day and yield Values are then read from the curve at fixed maturities.” SOURCE: http://www.tmpages.com/tmp55_USTDailyYieldCurves_2003.htm.

[2]   Business Valuation Statistics Ibbotson’s SBBI Yearbook is the industry standard source for determining the appropriate cost of capital to use for the most accurate business valuations. These three premia represent Mean results from Ibbotson’s annual risk premia determination.

Equity Risk Premium – “The equity risk premium is the reward that investors require to accept the uncertain outcomes associated with owning equity securities. The equity risk premium is measured as the extra return that the equity holders expect to achieve over risk-free assets on average.” Source: Cost of Capital, Pratt, Shannon, P., CFA, FASA, CBA, John Wiley & Sons, Inc., New York, 1998.

Size Specific Premium – “In recent years, the small stock analysis in SBBI has been refined to show the firm size premiums by mid-cap, low-cap, and micro-cap stocks. In short, all but the very largest companies require and upward adjustment of their cost of capital simply because they are small companies. Historically, small capitalization stocks have shown both greater risk...” Source: Cost of Capital Pratt, Shannon, P., CFA, FASA, CBA, John Wiley & Sons, Inc., New York, 1998.

Industry Specific Premium – Ibbotson’s also publishes the results of variations in risk for most industries by SIC code. That premium modifies the overall risk to reflect varied market risks faced by each industry. The Table and Figure shown below summarize historical variances between the Eating and Drinking Industry and other levels of Risk. The Table and Figure indicate a historically less risky relationship between the Industry and other Risk Premia. Hence, there is an inference that the Industry would require a lower Cost-of-Capital, which is reflected in the negative Industry Premia.

Table: CRUDE PETROLEUM & NATURAL GAS INDUSTRY RISK PREMIA COMPARISONS - SIC 1311 Pioneer Oil & Gas April 30, 2005

	2001	2002	2003	2004

Long-Term Riskless Premia	5.6	5.8	4.8	5.1
Intermediate Equity Premia	8.2	7.8	7.4	7.6
Micro-Cap Size Premia			9.16	9.82
Industry Risk Premia		-1.94	-2.38	-2.31
Total Premia			18.98	20.21
RATIOS
Industry to Riskless		(0.33)	(0.50)	(0.45)
Industry to Equity		(0.25)	(0.32)	(0.30)
Industry to Size			(0.26)	(0.24)
Industry to Total			(0.13)	(0.11)

Source: Ibbotson Associates Valuation Edition – Yearbooks 2001 through 2004.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	51 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Figure: RISK PREMIA RELATIONSHIPS Crude Petroleum & Natural Gas to the Riskless, Equity and Size Premia Ibbotson’s Valuation Yearbooks – 2001 through 2004 Pioneer Oil & Gas April 30, 2005

Company Specific Risk Factors

A major portion of the overall risk is the risk associated with the specific company. Ten company specific risk factors were evaluated to determine specific risk related to the management and operations of the subject Company. Those ten factors summarize various risks to potential investors or buyers inherent in the operations of small privately-held businesses. Seven of the factors are directly related to the prospects of business success, and the last three are direct measurements of that success. A discussion for each level of risk is presented below.

Each Risk Factor was subjectively measured against a four level scale using selected criteria as summarized below. Additionally, each of those Factors was assigned a weight that represents the analyst’s best estimate of the relative importance of each Factor to subject Company’s overall Risk. A summary of the selected Risk Factors is presented in the following Table, and a discussion of each is presented in subsequent paragraphs below. The overall Company Specific Risk Premia derived for use in this report is 2.75%.

Table: COMPANY SPECIFIC RISK FACTORS Pioneer Oil and Gas April 30, 2005

	SPECIFIC RISK FACTOR	ASSIGNED WEIGHT	SELECTED RISK LEVEL	SELECTED RISK	EXTENDED RISK

1.	Depth & Quality of Management	1	Moderately Low	0.50	0.50
2.	Importance of Key Personnel	1	High	1.00	1.00
3.	Stability of Industry	1	Moderately High	0.75	0.75
4.	Diversification of Product Line	1	Low	0.25	0.25
5.	Diversification of Customer Base	1	Low	0.25	0.25
6.	Diversification and Stability of Suppliers	1	Low	0.25	0.25
7.	Quality and Abundance of Resources	1	Moderately High	0.75	0.75
8.	Geographic Location	1	Moderately High	0.75	0.75
9.	Earnings Stability	1	Moderately High	0.75	0.75
10.	Earnings Margins	1	Moderately High	0.75	0.75
11.	Financial Structure	1	Low	0.25	0.25

	TOTAL COMPANY SPECIFIC RISK				6.25

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	52 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

DEPTH & QUALITY OF MANAGEMENT

The depth and quality of management is one of the most important factors in determining a company’s specific risk. Leadership and personal characteristics traits such as education and knowledge, technical qualifications and experience, physical capacity and attitude, commitment and vision, etc. are example personal characteristics of successful company managers.

The Company has four full-time employees, three of which are key managers over selected functions of the Company. Don Colton, CEO, President and Treasurer, is responsible overall Company management including coordination with existing and potential partners and/or funding sources. He is a principal founder of the Company in 1981, and has over 20 years of experience in the field. He has a BS in Physics BYU and an MBA from the University of Utah.

Gregg Colton (Don’s brother), is a member of the Utah Bar, and serves as Vice President and Secretary. He has primary responsibility for the preparation and filing of all legal documentation including claims, contracts, etc.

Michael Pinnell, the Company’s Exploration Manager directs technical development of potential oil and gas fields. He is a graduate geologist with BS and MS degrees from BYU and over 15 years experience with the Company. He specializes in innovative geologic concept illustrations. He is a former employee of Exxon Corporation, recognized as the most profitable company in the world. His professional efforts have been concentrated mostly in Wyoming, Colorado and Utah. His interest in the Central Utah thrust belt, the Company’s current primary revenue opportunity began in 1969 with a thesis mapping project.

The quality of management is very high. Each member of the Prime Management Team (PMT) is well educated, professionally qualified, and has many years of experience in the industry and with the subject Company. However, The Prime Management Team is only one deep for each critical functional area. The selection of Risk for this Factor (Moderately High) as well as the Weight (2) that was applied reflects the analysts opinion that this specific company risk has a bearing on the Company’s capacity to effectively continue future operations which presents added Risk to investors.

The selected Weight for this Risk Factor is one (2) and the selected Risk Level is Moderately High.

RISK FACTOR 1 – MANAGEMENT DEPTH AND QUALITY

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25	0.25
Key managers average not less than 5 years experience in industry; are well educated and trained, and have clearly defined missions and objectives; and, operating performance, objectives and accountability procedures are well established and used. Key managers are also able to efficiently perform in other key positions and there are at least two qualified managers for every critical operational or functional area.

Moderately Low	1	0.50	0.50
Key managers have 1 to 5 years experience in industry, are well educated and trained, and missions and objectives are defined; and, operating performance objectives and accountability procedures are established, but not used efficiently. Key managers are able to oversee other management areas, but must rely on the expertise of other lower level managers for continued operations in each functional area.

Moderately High		0.75
Key managers have 1 to 3 years experience in industry, have limited education and training, and have no clear statement of missions and objectives, and have established a limited number of procedures to measure operating performance & personnel accountability. Key managers are not able to effectively oversee other operational areas, but must rely on the expertise of lower level managers in each respective functional area.

High		1.00
Key managers have limited experience in industry, and little education and professional training. No clear statement of mission & objectives. No procedures for measuring operating performance & accountability. Key managers are not able to oversee or manage other functional areas, and there are no lower level managers to back up the prime management team.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	53 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

IMPORTANCE OF KEY PERSONNEL

Key managers are essential to a company’s success, and the absence of them could create serious impacts on earnings.

The Company has essentially three key managers, each of which manage a critical area of the Company. The Company does not have any Key-Man insurance of other plans to replace any of the three if required. It is also probable that any replacement would not be as synergistic, at least for a period of time, as the current three managers. Therefore, if one of those three key managers were removed from current daily operations, then it is likely that future earnings would decrease.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is High.

RISK FACTOR 2 – KEY PERSONNEL

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25
There is a low reliance on one or a few key managers, and the ability to cost effectively replace them due to their absence from daily operations due to accident, illness or departure, minimizes the company’s risk. The lack of Key-Man policies is not seen as a significant constraint to transitioning to new managers if needed.

Moderately Low		0.50
There is moderate reliance on one or a few key managers, and their absence from daily operations for more than one operating quarter does not effect appreciably earnings, and approximately 50% to 75% of those key persons are covered by Key- Man policies and/or plans for replacement.

Moderately High		0.75
There is heavy reliance on one or a few key managers, and their absence from daily operations for approximately one operating quarter will have a significant effect on earnings, and less than 25% to 50% of Key Persons are covered by Key-Man policies or plans for replacement.

High	1	1.00	1.00
There is heavy reliance on one or a few key managers, and their absence from daily operations for more several weeks will have a significant effect on earnings, and there are no Key- Man policies or replacement plans in place.

STABILITY OF INDUSTRY

The stability of the subject company’s industry is important since it generally reflects the future earnings potential of individual companies.

Few industries have experience the level of volatility as has the Oil and Gas Industry. That volatility is the result of a multitude of issues such as the imbalance of supply and demand, exploration and environmental challenges, and societal and individual consumption issues. As a result, the industry has experienced many mergers and acquisitions, shortages and pricing fluctuations, etc. The demand for fossil fuels to support and sustain modern economic activity however, continues to increase with the economic growth of underdeveloped as well as developed countries. The industry as a whole will remain as a basic unit of input for continued national and international economic growth, but individual companies within the industry will probably continue to experience periods of instability and uncertainty.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	54 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is High

RISK FACTOR 3 – INDUSTRY STABILITY

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25		The industry has little reaction to economic downturns, or national or international political influences or environmental issues.

Moderately Low		0.50		The industry has moderately low reaction to economic downturns, or national or international political influences or environmental issues.

Moderately High	1	0.75	0.75	The industry has moderately high reaction to economic downturns, or national or international political influences or environmental issues.

High		1.00		The industry has high reaction to economic downturns, or national or international political influences or environmental issues.

DIVERSIFICATION OF PRODUCT LINE

Natural resource extraction industries generally do not in most industries or businesses, a limited product line could add risk to a company’s earnings. However, the high demand for oil and gas to fuel local and national economies reduces, or eliminates this factor’s impact on investor risk.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low.

RISK FACTOR 4 – PRODUCT LINE DIVERSIFICATION

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low	1	0.25	0.25	The company has 3 or more product lines that vary in reaction to changes in economic & market conditions.

Moderately Low		0.50		The company has 3 or more product lines that react similarly to changes in economic & market conditions.

Moderately High		0.75		The company has less than 3 product lines that react similarly to changes in economic & market conditions.

High		1.00		The company has only 1 or 2 product lines that very sensitive to changes in economic & market conditions.

DIVERSIFICATION OF CUSTOMER BASE

A diversified customer base provides stability to a company’s earnings since it is likely that various types of customers may enjoy different but perhaps complimentary income and spending patterns.

The Company has numerous potential customers that it can negotiate deals with to provide investment into proven oil and gas fields, and also to provide for payment of royalties on recovered oil and gas. Its customers act as a channel to the general economy, and therefore, this factor’s impact on investor risk is limited.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	55 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

RISK FACTOR 5 – CUSTOMER BASE DIVERSIFICATION

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low	1	0.25	0.25	The company receives 0 to 10% of its revenue from a single customer.

Moderately Low		0.50		The company receives 10 to 25% of its revenue from a single customer.

Moderately High		0.75		The company receives 25% to 50% of its revenue from a single customer grouping.

High		1.00		The company receives 50% or more of its revenue from a single customer grouping.

DIVERSIFICATION & STABILITY OF SUPPLIERS

The reliance on few or limited suppliers can be a significant risk to a company’s earnings potential should some reason occur that would limit company access to those suppliers. The Company has adequate access to a supplier base that limits this factor’s impact on investor risk.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low

RISK FACTOR 6 – SUPPLIER DIVERSIFICATION AND STABILITY

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low	1	0.25	0.25	The company has two or more suppliers for each product, service, or system, and is therefore not reliant on a single supplier for more than 25% of its supplies.

Moderately Low		0.50		The company has two or more suppliers for each product, service, or system, and is reliant on a single supplier for more than 25% to 50% of its supplies.

Moderately High		0.75		The company has two or more suppliers for each product, service, or system, and is reliant on a single supplier for 50% to 75% of its supplies.

High		1.00		The company has only one supplier for each product, service, or system, and is reliant on a single supplier for 100% of its supplies.

QUALITY AND ABUNDANCE OF RESOURCES

The quality and abundance of the resource defines a part of the investor’s risk. High quality deposits and or ore grades are more likely to result in a lower risk to investors due to a probably higher demand by consumers, and at higher than average prices. Whereas, low quality resources may be shunned by consumers and have limited marketability and command lower prices in the market, therefore adding to investor risk. The abundance of the resources is also pertinent to risk. A small deposit of a high grade or quality resource may not provide sufficient recoverable resources to pay for extraction costs and recovery of investment. Whereas, an abundant deposit of a lower grade or quality resource may be economically recovered and provide long-term revenues such that costs and investment are covered and a profit to investors is provided.

 The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	56 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

RISK FACTOR 7 – QUALITY AND ABUNDANCE OF RESOURCES

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25		The resource is recognized by the industry as being a high quality or grade with premium prices and high demand by consumers. Proven deposits and reserves will last at least 30 years.

Moderately Low		0.50		The resource is recognized by the industry as being a average quality or grade with average prices and demand by consumers. Proven deposits and reserves will last 20 to 30years.

Moderately High	1	0.75	0.75
The resource is recognized by the industry as being less than average quality or grade and consumers pay a discount for the product(s).with an average demand by consumers. Proven deposits and reserves will last 10 to 20 years.

High		1.00		The resource is recognized by the industry as being poor quality or grade and products are sold at lowest prices to lower end of market.

GEOGRAPHIC LOCATION

Natural resources are found where they lie, which contrasts to the concept of geographic location (location, location, location), a generally accepted Risk Factor for many industries. This Risk issue with natural resource extraction industries is not the particular location of the resource, but the ability to recover and transport the resource economically such that there is a positive and acceptable return on investment to the investors.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Moderately High

RISK FACTOR 7 – GEORGRAPHIC LOCATION

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25		Resources are easily technologically accessible and there is little political, environmental or geological resistance to access.

Moderately Low		0.50		Resources are moderately easy to access, recover and transport but there is some resistance to access for political, environmental or geological reasons.

Moderately High	1	0.75	0.75	Resources are moderately hard and technologically challenging to recover, and there is moderate resistance to access for political, environmental or geological reasons.

High		1.00		Resources are technologically challenging to recover and transport, and there is very high resistance to access for political, environmental or geological reasons.

STABILITY OF EARNINGS

A company’s Earnings Stability indicates stable operational processes. Greater stability is generally consistent with lower investor risk, and low stability generally causes greater investor risk. The Table immediately following the criteria specification is a summary analysis of the subject Company’s Earnings Stability. The variance from each earnings stream’s weighted average ranges from a low of -3% to a high of 204%. Averages for each earnings stream, range from a low of 63% to a high of 91%. The analysis illustrates the general swings in earnings that can be experienced by companies working in natural resources extraction industries.

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	57 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

RISK FACTOR 9 – STABILITY OF EARNINGS

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low		0.25		Earnings (GP, EBITDA, EBIT, NIBT, NI) do not vary more than 25% from 3 to 5 year average of ratios to Total Operating Revenues.

Moderately Low		0.50		Earnings vary from 25% to 50% from 5 yr. Ave of ratios to Total Operating Revenues.

Moderately High	1	0.75	0.75	Earnings vary from 50% to 75% from 5 yr. Ave of ratios to Total Operating Revenues.

High		1.00		Earnings vary 75% or more from 5 yr. Ave of ratios to Total Operating Revenues.

Table: EARNINGS STABILITY ANALYSIS SUMMARY Pioneer Oil and Gas April 30, 2005

	2000	2001	2002	2003	2004	WT AVE	AVE

	1	2	3	4	5	15

TOTAL REVENUES	1,206,309	1,310,320	909,320	1,929,279	1,918,270	1,590,892
% of 5-Yr Wt Ave	76%	82%	57%	121%	121%		91%
EBITDA	112,287	171,701	(79,325)	674,608	629,776	404,335
% of 5-Yr Wt Ave	28%	42%	-20%	167%	156%		75%
Operating Profit	(8,549)	30,054	(168,314)	533,589	542,006	292,734
% of 5-Yr Wt Ave	-3%	10%	-57%	182%	185%		63%
Earnings Before Taxes	129,886	193,692	(74,822)	318,432	661,633	324,980
% of 5-Yr Wt Ave	40%	60%	-23%	98%	204%		76%
NET INCOME	129,886	193,692	(74,822)	318,432	580,112	297,806
% of 5-Yr Wt Ave	44%	65%	-25%	107%	195%		77%

EARNINGS MARGINS

A company’s earnings’ margins are a direct measure of its capacity to turn revenues or sales into profitable earnings. The Company’s earnings’ margins were measured during the financial review and are summarized as five-year weighted averages in the Table presented below. Those margins are then compared with selected margins experienced by “similar” or “comparable” companies in the same industries (1311).

The Company’s weighted average Operating Profit is approximately 18% of Total Revenues and its weighted average Profits Before Taxes is 20%. By comparison, the average of 35 “similar” companies in the Crude Petroleum and Natural Gas Industry (SIC 1311) equaled 28% and 25% respectively. The data indicates that the subject Company has earnings that are approximately 20% to 35% lower than the average of other “similar” companies in the same industry (1311).

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Moderately High.

Table:  EARNINGS MARGINS ANALYSIS SUMMARY
Pioneer Oil and Gas
April 30, 2005

						5-YEAR	POG	RMA

INCOME ACCOUNTS	2000	2001	2002	2003	2004	WT AVE	RATIOS	(1311)

Operating Profit (EBIT)	(8,549)	30,054	(168,314)	533,589	542,006	292,734	0.18	0.28
Profit Before Taxes	129,886	193,692	(74,822)	318,432	661,633	324,980	0.20	0.25

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	58 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

RISK FACTOR 10 - EARNINGS MARGINS

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITIERIA

Low		0.25		Earnings are equal to or greater than RMA industry averages and/or “comparable” to Guideline Publicly Traded Companies (GPTC), and and/or other privately-held competitors.

Moderately Low		0.50		Earnings are less than 25% from RMA industry averages, and/or from “comparable” GPTC companies and/or other privately-held competitors.

Moderately High	1	0.75	0.75	Earnings are greater than 25% but not greater than 50% from RMA industry averages and/or from “comparable” GPTC companies and/or other privately held competitors.

High		1.00		Earnings are greater than 50% from RMA industry averages and/or from “comparable” GPTC companies and/or other privately held competitors.

FINANCIAL STRUCTURE

A company’s financial structure defines its source and capacity to meet operational expenses, and demand for future expansion. A company that is short of funds either from operations of from outside sources is greatly hampered in terms of its ability to operate at a “lowest” possible cost. Company’s that are minimally profitable, generally are further constrained by the need to obtain funding support from more expensive sources, whereas those companies that are able to fund operations and expansion through operational profits, low interest bank loans, and/or shareholder investments, generally are more profitable than the former companies.

As noted in the Table above, it appears that the subject Company is able to generate adequate funding for operations and expansion through its operational profits, and through access to bank loans for funding expansion(s).

The selected Weight for this Risk Factor is one (1) and the selected Risk Level is Low

RISK FACTOR 11 - FINANCIAL STRUCTURE

RISK LEVEL	WT	RISK %	FACTOR RISK	NATURAL RESOURCE EXTRACTION INDUSTRIES CRITERIA

Low	1	0.25	0.25
The company has owners, and/or shareholders who have provided more than adequate operational and growth capital to company management. The company is able to pay dividends to its shareholders, and the company’s Working Capital is equal to or greater than its net annual earnings before taxes and dividends, and the company is able to obtain outside financing from banks or investors.

Moderately Low		0.50
The company has owners and/or shareholders who have provided adequate capita for operations and expansion. However, the company is not able to pay dividends to shareholders and also meet Working Capital needs which is greater than its net annual earnings before taxes and dividends, and the company must rely on outside sources to obtain funding for operations and expansion, those sources being banks or investors.

Moderately High		0.75
The company has owners and/or shareholders who can not provide continued funding support for company operations and growth, and the company’s Working Capital needs are greater than its net annual earnings before taxes and dividends, and the company must rely on outside sources to obtain funding for operations and expansion, however, the company is not able to secure inexpensive bank or investor funding, but can get funding at higher rates from other sources..

High		1.00
The company has owners, and/or shareholders who rarely receive dividends, and who are not able to, or are reluctant to provide or assist with finding necessary funding for operations and growth. Working Capital is greater than net annual earnings before taxes and dividends, and the company has difficulty obtaining funding from outside sources and must pay premium rates, or dilute shares by bringing on new investors for funding sources.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	59 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

An analysis of the Company’s historical Current Ratio is presented in the Table below and shows that the Company’s Financial Structure is strong as compared to the ratio for Upper Quartile “similar” companies in the same industry

Table: HISTORICAL CURRENT RATIO SUMMARY AND INDUSTRY COMPARISON Pioneer Oil and Gas April 30, 2005

	2000	2001	2002	2003	2004	AVERAGE	WT AVE	RMA

DESCRIPTION	1	2	3	4	5	15		1311
Current Ratio	3.22	3.38	4.64	5.03	3.31	3.92	4.04	4.00

DERIVING AN OPINION OF VALUE

The derivation of value for closely-held small business interesst uses three valuation approaches, and a logical and consistent methodology using established valuation standards. The following is a summary of steps used to derive that value.

•	Consider and select appropriate approaches and methods for deriving the value of the tangible and intangible assets of the subject Company.

•	Apply those methods to derive a fair market value of 100% ownership interest in the assets of the subject Company as of the Valuation Date.

•	Weight the results determined from each valuation approach and derive a final Opinion of Value.

Factors Influencing Value

The following eight factors presented in Revenue Ruling 59-60 are material to the determination of the value for privately-held businesses. These factors have been considered as part of this report.

1.	The nature of the business and its history from its inception.

2.	The economic outlook in general and the condition and outlook of the specific industry.

3.	The book value of the stock and the financial condition of the business.

4.	The earnings capacity of the company.

5.	The dividend-paying capacity.

6.	Whether or not the enterprise has goodwill or intangible value.

7.	Sales of stock and the size of the block of stock to be valued.

8.
The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter. The foremost

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	60 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

valuation factor to be considered for an operating company generally is its earnings capacity, whereas the value of the underlying assets, or book value, is more likely the most important financial measure for a holding or investment company formed for the purpose of owning the stocks of other companies, real estate or natural resources.

Other considerations to value which are situational dependent include the following, which have also been incorporated into the analysis conducted in this report.

•	Purpose of the valuation and what specifically, is being valued

•	Quality and reliability of reported earnings

•	Potential for synergy, if the firm is being appraised for acquisition or merger

•	Imminence of retirement and health of principals and management

•	Gross revenue, and its relationship to net earnings

•	Cash flow and liquidity

•	Condition of the accounting system and other records

•	Cost of capital, risk, and inflation in the past and into the future

•	Restrictive agreements

•	Prior sales or valuations of the company

•	Recent mergers or acquisitions of comparable companies

Valuation Methods Used

Many relevant valuation approaches and methods were considered during the preparation of this report. Methodologies used during the report included the asset-based approach, market approach and income approach, and a summary of each is presented below.

The Asset Based Approach

The asset-based approach, sometimes referred to as the cost approach, is an asset-oriented approach rather than a market oriented approach. Each component of a business is valued separately and summed to derive the total value of the enterprise. Using this approach, the analyst estimates value by estimating the cost of duplicating or replacing the individual elements of the business property being valued, item by item, asset by asset. The tangible assets of the business are valued using this approach. However, this approach should not be alone since the approach does not considered the future earnings potential of the business nor its market environment.

The Market Approach

A second fundamental method for estimating the value of the stock of a closely-held business is the analysis of prices paid by private investors at the sale of a business. That method has been incorporated in this report using a Comparative Transaction Method that compares the business to other “similar” businesses that have been sold.

The Income Approach

The income approach is an income oriented rather than an asset or market oriented approach. This approach assumes that an investor could invest in a property with similar investment characteristics, although not necessarily the same business. The computations using the income approach generally determine that the value of the business is equal to the discounted present value of expected future income plus its Terminal Value which is then discounted to a present value and summed with the present value of the earnings stream.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	61 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

THE ASSET BASED APPROACH

The Asset-Based Approach supposes that the value of the Company is equal to its adjusted assets minus its adjusted liabilities, and generally provides perspective on the minimum or “floor” value of a company. The method is used primarily when a company is being considered for liquidation, thereby ignoring the future earnings potential of a company with a viable management team, work force, operational processes, and salable products.

The information presented in the following Table was extracted from the Company’s unaudited March 2005 Balance Sheet, and reflects management’s best information on the status of the Company’s Assets and Liabilities at the time of this report. A detailed analysis of individual accounts needed to adjust discrepancies between Book Value and Actual Values for individual assets is beyond the scope of this report.

Table: VALUATION USING ADJUSTED ASSET METHOD Under a Forced Liquidation Company Premise Pioneer Oil and Gas April 30, 2005

ASSETS
Cash & Marketable Securities	1,002,350
Accounts Receivable	255,607
Leases for Resale	2,540,350
Fixed Assets (Net)	540,500
Other Assets	116,000
TOTAL ASSETS	4,429,200
LIABILITIES
Accounts Payable	39,600
FUT	230
Accrued Payroll	18,550
Accrued Plugging Costs	10,000
Asset Retirement Obligation	158,350
TOTAL LIABILITIES	226,730
NET ASSETS	4,228,077
ADJUSTMENTS
PV of Future Oil & Gas Revenues	5,405,530	Cash flow into future from 5 to 28 years out
Less 50% Discount for uncertainty	(2,702,765)	Price variations, environment & political issues
Total Future Oil and Gas Income	2,702,765
Future Land Sales
7,875 Central UT Play Acres	2,165,625	Federal Acres anticipated by July 2005
13,125 Central UT Play Acres	3,609,375	Option 90% Certainty
Less 10% Discount	(360,940)
2,038 Central UT Play Acres	560,450	Not collected
Total	5,974,510
Less Costs at $100 / acre	(2,303,800)
Total Future Acreage Income	3,670,710
Total Adjustments	6,373,475
Less Taxes @ 40%	(2,549,390)
Net Adjustments	3,824,085

ADJUSTED NET ASSETS	$8,052,162	OPINION OF VALUE - Liquidation

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	62 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

The Table presented above shows the balance of the Company’s Assets minus Liabilities based on the unaudited March 2005 Balance Sheet. That balance has been adjusted to reflect some shrinkage of Accounts Receivable and to recognizable value for Revenue producing oil and gas properties that the Company owns rights to. In addition, consideration was given to pending sales of acreage from the Company’s Central Utah Play interests.

The Company owns the rights to oil and gas properties which it is currently earning revenues from, and which it anticipates future revenues with an estimated total present value of $5.4 million. A summary of those properties is provided in the following Table.

Table: PROVEN OIL AND GAS RESERVE INCOME SUMMARY Pioneer Oil and Gas As of September 30, 2004

			NET INCOME-BFIT		ECONOMIC LIFE
PROPERTY
IDENTIFICATION	FIELD	STATE	UNDISCOUNTED	DISC @ 10%	YRS	MOS

Operated			M$	M$
Canyon State 2-36	Tin Cup Mesa	Utah	291.811	219.193	10	11
Climax 7-2	Kummerfield West	Wyo	1,204.429	699.452	23	3
Pilot A-1	Pilot Butte	Wyo	74.976	64.501	5	2
Sheldon Tribal Lease	NW Shldon Dome	Wyo	215.600	153.190	13	7
South Pine Ridge 7-6	S. Pine Ridge	Utah	134.887	104.290	10	0
Willow Creek 29-13	Left Hand Canyon	Utah	259.458	208.047	8	3

Non-Operated
Benzel 1-12	Mamm Creek	Colo	100.301	60.437	28	7
Grass Mesa Unit	Mamm Creek	Colo	764.616	516.330	23	11
Hunter Mesa Unit	Mamm Creek	Colo	4,612.065	3,279.095	19	8
Roe 24-4	Mamm Creek	Colo	3.074	2.488	5	7
Rose Ranch 26-3	Mamm Creek	Colo	5.031	3.928	9	11
Shaffer 12-8	Mamm Creek	Colo	64.863	32.874	25	5
Climax 7-1	Climax Minnelusa Un	Wyo	17.986	13.292	10	10
Climax 7-4	Climax Minnelusa Un	Wyo	21.098	17.894	5	11
Murdock 41-10	Black Rock Draw	Wyo	52.057	30.519	21	5
			7,822.252	5,405.530

Extracted from 2004 Annual Reserves and Economic Evaluation Report prepared by Fall Line Energy, Inc. Report

Of the fifteen sources of revenue, only five, or 33%, of them have economic lives less than ten years, and another five, or 33%, have economic lives lasting past twenty years into the future. Due to the uncertainty of unforeseen oil and gas prices, recovery issues, and possible future environmental and political issues that far into the future, the analyst has elected to discount the estimated present value of the future cash flows by 50% for purposes of this report. The resulting expected revenue is $2,702,765.

The Company also has the rights to 34,000 acres of potential oil and gas producing property in Central Utah which it has already sold and collected on 7,962 acres. The balance of 26,038 acres is divided into three packages totaling 31,000 acres, with the balance, approximately 3,000 acres having experienced title failure resulting in no income received. A summary of the three packages is shown below.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	63 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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•	7,875 Federal acres with anticipated sale in July 2005	$2,165,625
•	13,125 acres in option with 90% certainty (3,609,375 – 360,940) =	$3,248,435
•	2,038 acres	$560,450

	Total	$5,974,510
	Less Costs $100 / Acres	$2,303,800

	Total Anticipated Income	$3,670,710

Total anticipated and/or expected income, given the stated discounts for uncertainty is $2,702,765 plus $3,670,710 or $6,373,475. After consideration of $2,549,390 in expected combined federal and stated taxes, the value of the adjustments is $3,824,085. The latter figure plus the net assets from the Company’s March 2005 Balance Sheet of $4,202,470 equals $8,026,550 which is the Opinion of Value using this method, noting again, that the method is generally only used for the liquidation of a business.

MARKET APPROACH

The Market Approach uses “comparable” * companies in the same industry as defined by a company’s SIC or NAICS codes. “Comparable” data is extracted from public markets and from various data bases containing historical information for stock shares, earnings per share, equity price to annual sales, equity price to annual sales, and equity price to annual sales or assets, etc.

The challenge with this method is locating and selecting appropriate “similar” or “comparable” companies. To methods have been approved for this approach and each is further summarized below. This method does not fully appreciate the future potential of a company’s earnings as a “Going Concern,” and therefore often underestimates the overall value of the company.

Industry Identification and Definition Clarification

“Comparable” [1] companies classified by Standard Industrial Classification (SIC) 1311 [2] were identified and analyzed to obtain comparative information for calculation of the Company’s value using a Market Approach. Additionally, the data served to help determine appropriate investment risk, relative value, and discounts for Marketability (Liquidity) and Minority Interests when appropriate.

[1] The terms “comparable” and “similar” used to identify companies in the same industry (SIC 1311) does not infer that those companies are identical since there are numerous substantive variations in operations and structure between individual companies. However, the information obtained from those formats, or sources, does represent the “best” available information for comparative purposes at the time of this report.

[2]   This industry (SIC 1311) comprises establishments primarily engaged in operating oil and gas field properties. Such activities may include exploration for crude petroleum and natural gas; drilling, completing, and equipping wells; operation of separators, emulsion breakers, de-silting equipment, and field gathering lines for crude petroleum; and all other activities in the preparation of oil and gas up to the point of shipment from the producing property.

Comparative Database Summaries

The following databases represent potential sources of data for valuation comparative purposes. Each was examined to determine whether “comparable” companies from SIC 1311 were represented which could be used for this report.

Publicly Traded Companies

•	EDGAR, Online Services and Stock exchanges

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	64 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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Provides information on publicly traded companies including financials, stock prices, and financial ratios such as price to earnings ratios.

•	CEIR 10,000

Provides financial data for Beta, Revenues, Earnings Growth and Share Prices. This data is extracted annually as of December 31st by the Center for Economic and Industry Research. Similar to companies listed in the RMA studies, these companies must meet stringent financing requirements for public listing. Hence, the general risk level for the Means of these companies is also Moderately Low, with financially stronger companies being generally Low Risk and less financially strong companies than the Mean being Moderately High Risk to investors.

Comparative Transaction Databases

•	BIZCOMPS

Provides average historical data for transactions including Revenues, Sellers Discretionary Cash Flow, Sales Price, Terms and Location. The data is comprised of over 7,000 transactions for small businesses. These companies do not necessarily have financial strength to be able to receive funding from banks, nor do they necessarily qualify of listings on the public markets. In general the Means of these companies would be considered to be Moderately High with companies with weaker financial strength than the Means considered as High Risk and those with greater financial strength than the Means being Moderately Low Risk to investors.

•	Done Deals

Provides comprehensive mid-market transaction data, with approximately 50% of deals under $14.5 million and 50% over $14.5 million, and approximately 78% of the selling companies being privately owned. The database supports business valuations for numerous reasons including Mergers or Acquisitions, Divestitures, Estate or Gift Transfers, Divorce Settlements, Stock Option Plans, Partnership Buyouts, Management Buyouts, Related-Party Transactions, and Residual Value for Intangibles. Most of the DoneDeals data comes from company financial reports filed with the Securities and Exchange Commission with financial data subject to generally accepted accounting principles. Other sources provide supplemental information. DoneDeals focuses on the smallest acquisitions reported to the S.E.C.

•	Pratt’s Stat

Provides average financial data for transactions including Type of Sale, Revenues, Operating Profits, Assets, Equity Price, and Deal Price. The data is a compilation of transactions involving private closely held businesses. There is no requirement that the companies in the database be credit worth for bank financing, nor are they publicly traded companies. Hence the expected financial strength and risk for the population Mean would be similar to the BIZCOMPS population Means.

•	Mergerstat

Provides limited financial data for transactions including Selling and Acquiring companies, Sale Date, Base Price, Annual Sales, PE Ratio and Payment Method. The Mergerstat database provides detailed information on publicly announced mergers, acquisitions, and divestitures involving both public and private companies. In general it is believed that the Means of data from this database would present risks in between the Means for RMA and NACVA 10000. Therefore, companies that are weaker financially than the Mean of the total population would be considered to be somewhere between Moderately High and High risk to investors, while those with greater financial strength would be considered to have risks between Moderately Low and Low risk for investors.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	65 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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Financial Ratios Databases

•	Risk Management Association (RMA

Provides average financial ratios for Assets, Liabilities, Income and select Financial Ratios. This data is generally submitted by member banks, and therefore, most if not all of these companies are bankable. RMA data is generally submitted by member banks, and therefore, most if not all of these companies are bankable. Therefore, the Means or Averages, are expected to vary from the hypothetical Means derived from the total population of privately held businesses. That variance represents the greater financial strength of businesses that are better established, more mature and more stable within their markets and respective industries. Consequently, those companies are also less risky to investors, and should therefore sell at higher market values than companies found outside the RMA arena. On average, RMA companies present Moderately Low Risk to investors. Within that distribution, those companies with lower earnings volatility, and greater earnings margins and stronger financial structures than the Means would be classified as Low Risk to investors. Whereas, those with greater earnings volatility, lower earnings margins and weaker financial structures than the Means would be classified as Moderately High Risk to investors.

•	Almanac for Business and Industrial Financial Ratios (ABI)

Provides average financial data for Revenues, Operating Costs and Income, selected Balance Sheet data, and selected Financial Ratios and Factors. This data was gathered from IRS records for public as well as private corporations. Therefore, it is a combination of large and small companies, and publicly traded as well as privately held companies, and bankable and non-bankable companies. Consequently, like the Mergerstat Means, the Means for that population of companies is expected to be somewhat more risky to investors than are the companies reported by RMA.

The use of data from other available financial ratio databases provides additional perspective about the subject company’s overall financial strengths and performance. The Figures presented below summarize the relationships and uses of the three types of comparative data.

Figure:  COMPARISON AND USES OF MARKET AND FINANCIAL RATIO DATABASES
Pioneer Oil and Gas
April 30, 2005

PUBLICLY TRADED COMPANY METHOD – SOURCE FOR VALUE BASED ON STOCK PRICES, PRICE/EARNINGS RATIOS. ALSO USED TO UNDERSTAND THE EFFECTIVENESS OF A SUBJECT COMPANY’S OPERATING PERFORMANCE. GENERALLY NOT USED TO VALUE SMALL PRIVATELY-HELD COMPANIES.

HOOVERS CEIR 10,000 NYSE, NASDAQ EDGAR OTC

COMPARATIVE TRANSACTION METHOD – SOURCE FOR VALUE BASED ON FINANCIAL RATIOS USING “SIMILAR” RECENTLY SOLD COMPANIES IN THE SAME INDUSTRY AS DEFINED BY SIC OR NAICS CODES. THE CHALLENGE IS THE SELECTION OF TRULY “SIMILAR” COMPANIES AND THE APPROPRIATE ADJUSTMENT OF COMPARITIVE RATIOS USED FOR THE DERIVATION OF VALUES. PROVIDES REASONABLE VALUATION COMPARISON FOR SMALL PRIVATELY-HELD COJPANIES.

BIZCOMPS DONE DEALS MERGERSTATS PRATTS STATS

FINANCIAL RATIOS DATABASES – SOURCE OF COMPARABLE FINANCIAL DATA USED TO UNDERSTAND THE RELATIVE FINANCIAL STRENGTHS AND PERFORMANCE OF SMALL PRIVATELY-HELD COMPANIES.

RMA ABI

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	66 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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The following Figure summarizes Investor Risk relationships for companies compiled in each of the varied databases. The selected baseline for the analysis is the RMA database, and it is assumed that the depicted Mean represents the arithmetic average of a statistically large sample that reflects the total population of bankable companies in each industry group. Companies compiled in that database are submitted to RMA (Risk Management Association) by member banks. Hence, those companies represent more mature companies with sufficient financial strength to be accepted by the banking industry. As such, the Mean of those companies is assumed to present a Moderately Low Risk to investors.

Figure: EXPECTED RELATIONSHIPS BETWEEN RISK AND VARIOUS MARKET AND TRANSACTIONAL DATABASES Pioneer Oil and Gas April 30, 2005

Considering that relationship to Risk, companies with stronger financial strength should generally be expected to present lower Risk to investors, and likewise, those with weaker financial strength, should generally be expected to present higher Risk to investors.

By the same process of comparative relationships, companies compiled in the CEIR 10,000 and DoneDeals database are considered on average to represent essentially similar Risk to investors since those companies are also generally financially strong enough to satisfy bank requirements for funding, plus many have met additional financial criteria needed to be listed in the public markets.

Companies compiled in the Mergerstat and ABI databases are a blend of bankable, non-bankable, publicly traded and private companies and therefore their expected average would generally represent higher Risk to investors than the averages or Means for RMA and NACVA 10,000 companies.

Bizcomps and Pratt’s Stats companies represent a greater proportion of small privately-held companies than the other databases, and probably represent higher Risk to investors than do companies compiled in the other databases.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	67 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Guideline Publicly Traded Company Method

GTPCM incorporates a “Best Fit” analysis and encompasses the concept of selecting those companies that are deemed most comparable or similar to the subject company. It should be noted that the selection of exact comparables is nearly impossible since..“ most closely-held companies have different foundations, both financially and organizationally, from those of most public companies.” Source: Valuations: Using Market Data, by Donald P. Wisehart, CPA/ABV, CVA, MST.

The method is generally not used to value small closely-held companies because of the significant difference(s) in capital structures, financial strengths, operating procedures, markets, and product diversification. However, the subject Company is already a publicly traded company, and hence some comparative analysis was conducted between the Company and other “similar” companies in the same (STC 1311) industry using the C-E-I-R 10,000 Database.

C-E-I-R 10,000

The following Table was constructed from data extracted from the 2004 C-E-I-R 10,000 database. This database is updated by 31 December each year by extracting companies from the various public exchanges by SIC code. The Table presented below consists of 193 companies identified in SIC 1311.

Table: COMPARISON SUMMARY WITH OTHER PUBLICLY TRADED COMPANIES – SIC 1311 Pioneer Oil and Gas April 30, 2005

DESCRIPTION	BETA	STOCK PRICE/ SALES/ SHARE	PE RATIO BEFORE XTR ITEMS	STOCK PRICE/ CASH FLOW	DIV YIELD	PAY OUT RATIO	CUR RATIO	LONG TERM DEBT/ TOT EQTY	RTRN ON INVEST	RTRN ON ASSETS

Pioneer Oil and Gas	-1.03	1.53	16.09	9.25	0.00	0.00	5.05	0.00	20.02	12.65

Total SIC 1311 Sample
MEAN	1.04	38.35	32.08	16.86	2.58	8.35	2.20	0.74	-13.12	-11.76
MEDIAN	0.58	2.48	14.80	6.58	1.41	0.00	0.92	0.39	5.97	4.43
MAXIMUM	133.89	4628.30	694.12	1072.73	13.76	174.46	52.44	36.24	70.21	57.19
MINIMUM	-43.08	0.00	0.35	0.00	0.14	0.00	0.01	0.00	-714.40	-512.54
RANGE	176.97	4628.30	693.77	1072.73	13.62	174.46	52.43	36.24	784.61	569.73
STDEV	10.623	352.87	79.61	92.66	3.27	25.19	5.35	2.86	80.54	60.98
COEFVAR	10.25	9.20	2.48	5.50	1.27	3.02	2.43	3.84	-6.14	-5.19
COUNTA	178	175	121	134	48	186	188	169	178	190

Source: C-E-I-R 10,000 - Data extracted as of 31 December 2004.

Some of those companies were deleted due to lack of complete data for some of the fields. By comparison, the subject Company has a smaller Beta than the average public SIC 1311 company (-1.03 to 1.04) meaning that the Company’s stock is slightly more volatile in a negative direction to the movement of the Market as defined by the S&P 500, whereas the average for those “similar” companies is slightly more volatile in a positive

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	68 of 83

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direction.  Other ratios indicate that the Company’s stock price is about $1.00 over per share than the average company, and that its P/E ratio on average is only half of “similar” companies. The Company does not pay dividends, as compared to “similar” companies which have paid an average of 1.23% of Earnings per Share to their shareholders. Because the Standard Deviation and Coefficient of Variation was so high, the analyst elected to eliminate outlying companies for each of the fields. The result is presented in the following Table which represents about one-third of the original number of companies in the analysis.

Table: ADJUSTED COMPARISON SUMMARY WITH OTHER PUBLICLY TRADED COMPANIES SIC 1311 Pioneer Oil and Gas April 30, 2005

DESCRIPTION	BETA	STOCK PRICE/ SALES/ SHARE	PE RATIO BEFORE XTR ITEMS	STOCK PRICE/ CASH FLOW	DIV YIELD	PAY OUT RATIO	CUR RATIO	LONG TERM DEBT/ TOT EQTY	RTRN ON INVEST	RTRN ON ASSETS

Pioneer Oil and Gas	-1.03	1.53	16.09	9.25	0.00	0.00	5.05	0.00	20.02	12.65

Total SIC 1311 Sample
MEAN	0.49	2.51	15.87	6.36	0.61	1.23	1.36	0.58	9.28	7.71
MEDIAN	0.565	2.36	13.68	5.875	0.62	0	1	0.51	9.55	7.88
MAXIMUM	1.92	5.08	40.00	13.00	1.09	8.12	5.05	2.07	20.02	16.04
MINIMUM	-1.13	0.03	2.95	0.24	0.14	0.00	0.05	0.00	0.00	0.00
RANGE	3.05	5.05	37.05	12.76	0.95	8.12	5	2.07	20.02	16.04
STDEV	0.545	1.02	7.58	2.43	0.29	2.45	1.02	0.46	4.67	3.89
COEFVAR	1.105	0.41	0.48	0.38	0.48	2.00	0.75	0.79	0.50	0.50
COUNTA	64	64	64	64	17	66	66	63	64	67

Source: C-E-I-R 10,000 – Data extracted as of 31 December 2004.

With the exception of the Beta and the Payout Ratio, all of the ten fields have Coefficients of Variation less than one. The majority of the rest, except for two have CVs less than or equal to 0.50, which indicates that the remaining companies are more homogeneous or statistically alike for comparison purposes. The next Table presents the results of Valuations using the Ratios from the Table above. For purposes of this report, the low values were eliminated as being too far out of range to be considered.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	69 of 83

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Table: SUMMARY OF VALUATION RESULTS C-E-I-R 10,000 Data Pioneer Oil and Gas April 30, 2005

DESCRIPTION	PER SHARE	CURRENT SHARES	MEAN	MEDIAN	HIGH	LOW	MEANS

Stock Price to Sales	0.199	7,911,727	2.51	2.36	5.08	0.03
Ratios			.499	.47	1.011	.006
Valuation			3,947,950	3,715,700	7,998,100	47,200	5,220,600
Price/Earnings	0.041	7,911,727	15.87	13.68	40.00	2.95
Ratios			.646	.557	1.629	0.120
Valuation			5,111,000	4,406,800	12,888,200	949,400	7,468,700
Price/Cash Flow	0.055	7,911,727	6.36	5.875	13.00	0.24
Ratios			0.35	0.323	0.715	0.013
Valuation			2,769,100	2,555,500	5,656,900	102,900	3,660,500
MEANS			3,942,700	3,559,300	8,847,700	366,500

Careful consideration was given to the results of the analysis presented in the Table above. The three valuation ratios that were used were each examined statistically to determine Mean, Median, High, and Low values. Standard Deviations were also calculated as well as Coefficients of Variations to determine relationships to the sample Mean. Additionally, each of the Statistics was also subject to the same analysis (Meta analysis) from which Means were then identified. The analyst eliminated the Low values in each case as being out of range for consideration. A comparison between the Company and “similar” companies in the same industry shows the Company to be above average performance wise. Therefore, the analyst has concluded that an appropriate value should lie somewhere between the Mean/Median and the High. Therefore, an average of those three values was used to derive the “Grand” Means, and by comparison, the analyst selected the two highest values which were then averaged resulting in the selected value for this method. The derived values range from a low of $366,500 to a high of $8,847,700. The selected value using this method was the mean between the three highest valuations or $7,179,000.

Comparative Transaction Method

This method compares selected ratios from the actual sales of other companies in the same industry. Data to support this method is generally found in a variety of databases which contain key information about “similar” companies recently sold identified by SIC and NAICS codes. That data is adjusted, and selected financial ratios are derived from which values can be calculated using the subject Company’s financial data. The challenge using this method is the identification of truly “similar” companies for the comparison, since it is rare to find two or more companies that have the exact same management, product, marketing, and financial structure, etc. Comparative data was extracted from DoneDeals for this report. A summary of data selected and valuation results is provided in the following paragraphs and tables.

DoneDeals

The data summarized in the Table below is limited to nine transactions, ranging from January 2002 to June 2003, extracted for “comparative” purposes. Of the nine transactions, all were seven were sold by Private companies and two by Public companies, and seven of the nine sellers were U.S. companies, and two were Canadian companies. A summary of the Sellers Description and the Terms of the sale are presented below.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	70 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: SUMMARY OF COMPARATIVE TRANSACTIONS – SIC 1311 DoneDeals Database Pioneer Oil and Gas April 30, 2005

BUYER’S CITY	PRIMARY SELLER (STATE)	SALE TYPE	BUS TYPE	CLOSE

Delray Beach, FL	Graham Energy (NV).	Stock	Private	6-Feb-02
Calgary, Alberta, Canada	Assure Oil and Gas Corp (CANADA)	Stock	Private	1-Apr-02
New Orleans, LA	Hail-Houston Oil Company (TX)	Stock	Private	15-Jan-02
Calgary, Alberta, Canada	Westerra 2000 Inc. (ALBERTA)	Stock	Private	1-Apr-02
Benedict, KS	STP Cherokee, Inc. (ok)	Stock	Private	7-Nov-02
Denver, CO	Bravo Natural Resources, Inc. (OK)	Stock	Private	6-Dec-02
Houston, TX	EEX Corporation (TX)	Stock	Public	26-Nov-02
Denver, CO	Matador Petroleum Corp (TX)	Stock	Public	27-Jun-03
Oklahoma City, OK	Perkins Oil Enterprises, Inc. (KS)	Stock	Private	6-Jun-03

Seller’s Description and Terms of Sale A summary of the Seller’s Description and Terms of Sale are presented below for each of the nine transactions.

•	Graham Energy

Six oil and gas fields in Texas, which includes 24 currently producing wells, 50 additional wells that can be re-activated, 86 proven but underdeveloped off-set well locations, and 24 additional probable well locations.

Sold for 4,000,000 shares of SILK restricted common stock. SILK’s market price was $2.70 per share on the closing date.

•	Assure Oil and Gas

Acquisition, development, production, exploration for and sale of oil, natural gas and natural gas liquids in Alberta, Canada.

Sold for $2.1MM value of 2,400,000 units (each unit = 1 share of common stock + A warrant for 1 share of common stock @ $0.50 per share up to 5 years + B warrant for 1 share of common stock @ $1.00 per share p to 5 years.

•	Hail_Houston Oil

Oil and gas exploration and production company based in Houston, TX with operations focssd in the central region of the Gulf of Mexico Shelf.

Sold for $5.1MM cash + $3.3 MM in EPL common stock + $3.1 MM value of EPL warrants + $38.4M in EPL preferred stock to HH debt holders + $38.4 MM Senior Notes to HH debt holders + $3.4 cash to HH debt holders + $2.9MM transaction costs.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	71 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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•	Westerra 2000

Production, development and exploration of oil and natural gas in Alberta and Saskatchewan.

Sold for $2.5MM cash + $38.7M transaction costs.

•	STP Cherokee

An independent energy company engaged in the exploration, development , acquisition and production of natural gas and crude oil with 130 gas wells, 48,000 acres of methane gas properties, 180 miles of pipelines, all in northeast Ok and southeast KS.

Sold for $5.76MM in ORCP common stock + $350M transaction costs.

•	Bravo Natural Resources

Acquisition, development, production, exploration for, and sale of oil and gas with, 133 Bcfe, of which 90% is natural gas.

Sold for $119MM cash (financed by bank credit facility)

•	EEX Corporation

Houston, TX based exploration, development, production and sale of natural gas and crude petroleum.

Sold for $260MM in NFX common stock + $47.2MM merger costs (plus assumed $51MM liabilities and $384.7 MM debt).

•	Matador Petroleum Corp

Exploration, development, and production of oil and natural gas reserves primarily in the East Texas Basin and the Permian Basin of West Texas and Southeastern New Mexico.

Sold for $388MM cash + $6MM transaction costs + $9MM cash to Matador officers and employees for change of control and stock appreciation + $4.7MM cash to three officers for non-compete agreements.

•	Perkins Oil Enterprises

Approximately 15,000 acres of gas properties containing an estimated 3.8 Bcf of net proven reserves on 53 oil and gas leases in Southeast KS.

Sold for $2MM cash + $1MM in QRCP common stock + $40M transaction costs.

The following Table consolidates the Terms of the sales and identifies valuation ratios for “comparative” purposes for this report.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	72 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: SUMMARY OF EQUITY PRICES, REVENUES AND VALUATION RATIOS DoneDeals Database Pioneer Oil and Gas April 30, 2005

PRIMARY SELLER	EQUITY PRICE	REVENUE	EQUITY PRICE REVENUE	EBITDA	EQUITY PRICE EBITDA	NET INCOME	EQUITY PRICE NET INCOME

Graham Energy	10,800,000	96,000	113	39,990	270	4,000	2,700.00
Assure Oil and Gas	2,100,000	39,000	54	(90,000)	-23	(141,000)	(14.89)
Hail-Houston Oil	94,600,000	36,000,000	3	(427,000)	-222	(17,400,000)	(5.44)
Westerra 2000	2,288,700	600,000	4	275,000	8	13,000	176.05
STP Cherokee	6,110,000	1,800,000	3	81,900	75	(208,500)	(29.30)
Bravo Natural Resources	119,000,000	17,466,670	7	12,266,670	10	3,333,333	35.70
EEX Corporation	742,900,000	151,733,337	5			25,600,000	29.02
Matador Petroleum	407,700,000	59,900,000	7	40,100,000	10	10,300,000	39.58
Perkins Oil Enterprises	3,040,000	5,520,000	1	506,400	6	168,000	18.10

MEAN	154,282,078	30,350,556	22	6,594,120	17	2,407,648	328
MEDIAN	10,800,000	5,520,000	5	178,450	9	13,000	29
MAXIMUM	742,900,000	151,733,337	113	40,100,000	270	25,600,000	2,700
MINIMUM	2,100,000	39,000	1	(427,000)	(222)	(17,400,000)	(29)
RANGE	740,800,000	151,694,337	112	40,527,000	492	43,000,000	2,729
STDEV	256,704,131	49,944,688	38	14,198,353	134	11,309,520	892
COEFVAR	1.66	1.65	1.75	2.15	8.02	4.70	2.72
SAMPSIZE	9	9	9	9	8	9	9

Table: ADJUSTED SUMMARY OF EQUITY PRICES, REVENUES AND VALUATION RATIOS DoneDeals Database Pioneer Oil and Gas April 30, 2005

PRIMARY SELLER	EQUITY PRICE	REVENUE	EQUITY PRICE REVENUE	EBITDA	EQUITY PRICE EBITDA	NET INCOME	EQUITY PRICE NET INCOME

Hail-Houston Oil	94,600,000	36,000,000	3	(427,000)	(222)	(17,400,000)	(5)
Westerra 2000	2,288,700	600,000	4	275,000	8	13,000	176
STP Cherokee	6,110,000	1,800,000	3	81,900	75	(208,500)	(29)
Bravo Natural Resources	119,000,000	17,466,670	7	12,266,670	10	3,333,333	36
EEX Corporation	742,900,000	151,733,337	5			25,600,000	29
Matador Petroleum	407,700,000	59,900,000	7	40,100,000	10	10,300,000	40
Perkins Oil Enterprises	3,040,000	5,520,000	1	506,400	6	168,000	18

MEAN	196,519,814	39,002,858	4	8,800,495	(19)	3,115,119	38
MEDIAN	94,600,000	17,466,670	4	390,700	9	168,000	29
MAXIMUM	742,900,000	151,733,337	7	40,100,000	75	25,600,000	176
MINIMUM	2,288,700	600,000	1	(427,000)	(222)	(17,400,000)	(29)
RANGE	740,611,300	151,133,337	6	40,527,000	296	43,000,000	205
STDEV	280,161,088	54,156,578	2	16,089,189	103	12,958,043	66
COEFVAR	1.43	1.39	0.55	1.83	-5.47	4.16	1.75
SAMPSIZE	7	7	7	6	6	7	7

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	73 of 83

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Table: SUMMARY OF COMPARATIVE TRANSACTIONS VALUATIONS Pioneer Oil and Gas April 30, 2005

	*	REVENUE	*	EBITDA	*	NET INCOME

DESCRIPTION		$1,590,900		$404,300		$297,800

MEAN	4	$6,363,600	22	$8,894,600	31	$9,231,800
MEDIAN	4	$6,363,600	10	$4,043,000	32	$9,529,600
MAXIMUM	7	$11,136,300	75	$30,322,500	40	$11,912,000
MINIMUM	1	$1,590,900	6	$2,425,800	18	$5,360,400

MEAN		$6,363,600		$11,421,475		$9,008,450

GRAND MEAN		$8,931,175		$8,931,175		$8,931,175

* = Valuation Ratio used for calculation.

The results of the analysis conducted using the Comparative Transactions Method is $8,931,200. The Table presented below considers the valuations selected from each Market Approach Method, and derives a single value for the Market Approach.

Table:  OPINION OF VALUE FOR MARKET APPROACH
Pioneer Oil and Gas
April 30, 2005

Publicly Traded Companies	$7,179,000
Comparative Transaction Companies	$8,931,200

OPINION OF VALUE – MARKET APPROACH	$8,055,100

THE INCOME APPROACH

A Discounted Earnings Method was used to calculate the present value the subject Company’s future earnings potential. Those earnings were derived using statistical projection models of the Company’s adjusted historical Income Statements as discussed above in the Financial Review section of this report.

This method is highly regarded by the Valuation community as an excellent method for deriving the Sales or Equity Price of an on-going business. It permits the use of various definitions of earnings including Net Earnings, Earnings Before Taxes, and Net Cash Flow. The determination of value then is based on the present value of a stream of benefits, or earnings, into the future, plus a Terminal Value that represents the Company’s

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	74 of 83

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residual value into the future at the end of the earnings stream. The strengths of this method are that it considers the Company’s operational processes and profits based on historical experience. Its major weakness though is that it relies on the selection of an appropriate Cost of Capital expressed as Discount and Capitalization rates, on an appropriately selected long-term growth rate, and on accurate projections of earnings throughout the analysis period. Hence, variances from those selections and actual rates and earnings will result in differences between derived and actual values, and those differences may be material. Source: Chapter 6, Fundamentals, Techniques & Theory, NACVA.

Cost of Capital

The Cost of Capital, summarized in the Table below, used for this report, derived in a previous section of this report uses a modified Ibbotson’s Build-up method. The presented Discount and Capitalization rates were then used to calculate the valuation of the subject Company using the Discounted Earnings Method.

Table: COST OF CAPITAL SUMMARY Pioneer Oil and Gas April 30, 2005

COMPONENT	RATE	COMMENTS & SOURCES

Risk-free (Safe) Rate ( April 25, 2005 ) [1]	4.65%	20-year US Government Bond
Equity Risk Premium (Medium Horizon) [2]	7.60%	SBBI Valuation Edition 2004 Yearbook
Size Specific Premium (Micro-Cap) [2]	9.52%	SBBI Valuation Edition 2004 Yearbook
Industry Specific Premium ( SIC 1311) [2]	-2.31%	SBBI Valuation Edition 2004 Yearbook
Company Specific Premium [3]	6.25%	Company Specific Premium Spreadsheet

AFTER TAX DISCOUNT	25.71%
Estimated Long Term Sustainable Growth	19.71%
AFTER TAX CAPITALIZATION RATE	6.00%

Discount Rate

The Discount Rate is the rate or return that brings future sums of capital back to a present value consistent with an investor’s expected rate of return on capital. For the purposes of this report, an after-tax Discount Rate is selected which is consistent with the after-tax earnings stream used.

Estimated Long-Term Sustainable Growth

Long-Term Sustainable Growth represents an average rate at which a company could be expected to grow into the future, and in general, long-term represents periods from ten years to twenty years into the future. For purposes of this report, the Long-term Rate used is the annual growth rate of the projected earnings stream at the 20th year.

Capitalization Rate

The Capitalization Rate differs from the Discount Rate by the amount of the company’s Long-Term Sustainable Growth Rate. The Capitalization Rate is used to derive the Terminal Value of a company at a selected future period of time. That capitalized value is then discounted to a present value and added to the present value of the company’s future earnings stream to derive a company’s total value. For the purposes of this report, an after-tax capitalization rate is used which is consistent with the after-tax earnings stream used.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	75 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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Projected Earnings Summary

The following Table presents the projected earnings stream which was presented earlier in the Financial Review section of this report.

These projections were used in conjunction with the Discounted Earnings model also presented below, and a summary discussion of selected projections methods used is provided below.

Total Revenues

With the exception of 2005, Revenues were derived from five-year historical information (2000 through 2004) using a 2nd Order Polynomial Projection Equation which had a Coefficient of Determination (R2) of 63.

FY 2005 Revenues were calculated using the Year-to-Date amount shown on the March 2005 unaudited Balance Sheet to which estimated 2nd half FY2005 Revenues from Oil and Gas sales and Royalty revenues were added. Then anticipated amounts from the sale of leases from the Central Utah Overthrust acreage were added. Finally, taxes were applied using a combined federal and state rate of 40% to arrive at Net Income.

Revenue Accounts

Total Revenues were allocated into four accounts: Oil and Gas Sales; Royalty Revenues; Operational Reimbursements; and, Project Lease Sales according to Total Revenue Ratios derived in the Financial Review section of this report. Those Ratios were developed from a five-year weighted average of all Revenue accounts for the years 200 through 2004. Other accounts allocated according to the Total Revenue Ratios include Interest Income and Expenses.

Production Operations (OGRR)

Several accounts are more closely aligned with the production of Oil and Gas and Royalty revenues than they are with Total Revenues. Those accounts, Cost of Operations, Exploration Costs, and Depreciation, Depletion and Amortization, were derived using the Ratio of Oil and Gas and Royalty revenues.

Lease Rentals

Lease Rentals was allocated using a ratio to Project and Lease Sales income with the exception of FY2005, which was allocated as the same as FY 2004 expenses.

General & Administration

General and Administrative expenses for FY2005 were set as the same as FY2004 expenses, and then were inflated at 2% per year for the next five years.

The resulting Net Income after taxes was used in the Discounted Future Earnings model presented in the following Table.

Discounted Earnings Method

The underlying assumption supporting the analysis is the treatment of the Company as an “On-Going Concern.” Therefore, future costs are treated as if they are an extension from historical experience. A trained staff and the ability to effectively find new revenue producing resources are also assumed to continue. It is also assumed that the Company’s primary sources of revenue, its markets and its competitors will remain consistent throughout the projection period. As stated previously, the weakness in using this method is its reliance on future projections of earnings and costs. Nevertheless, the analyst has made every effort to the gather the most accurate and reliable data available, and recognizes that deviations from actual results will occur, and may be material to the valuation presented in this report.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	76 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
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For this report, 2005 is considered to be the base year. Financial results are available for the first half of the year, and an estimate was made for the second half. Also, unusual income from the sale of acreage from the Central Utah Overthrust is included into the 2005 results. Projected Revenues and Expenses for the subsequent five years have been made as described above, and the present value of that earnings stream was calculated using the Discount rate summarized above. The Terminal Value was subsequently Capitalized and Discounted to a present value and then added to the present value of the projected earnings stream.

Table: PROJECTED FUTURE EARNINGS SUMMARY Pioneer Oil and Gas April 30, 2005

REVENUES ($s)		2005	2006	2007	2008	2009	2010

Oil and gas sales	0.56	955,000	1,694,280	2,237,424	2,875,824	3,609,480	4,438,459
Royalty revenue	0.30	850,000	907,650	1,198,620	1,540,620	1,933,650	2,377,746
Production Operations (OGRR)		1,805,000	2,601,930	3,436,044	4,416,444	5,543,130	6,816,205
Operational reimbursements	0.00	0	0	0	0	0	0
Project / lease sales incom	0.14	5,860,263	423,570	559,356	718,956	902,370	1,109,615
TOTAL REVENUES	1.00	7,665,263	3,025,500	3,995,400	5,135,400	6,445,500	7,925,820
EXPENSES
Cost of Operations ¦(OGRR)	0.44	794,899	1,145,857	1,513,190	1,944,946	2,441,124	3,001,770
General & Admin *	0.02	346,970	353,909	360,988	368,207	375,571	383,083
Exploration Costs ¦(OGRR)	0.13	238,525	343,837	454,062	583,619	732,507	900,740
Lease rentals	0.20	55,000	83,154	109,811	141,143	177,150	217,836
Total Expenses		1,435,394	1,926,757	2,438,051	3,037,915	3,726,352	4,503,428
EBITDA		6,229,869	1,098,743	1,557,349	2,097,485	2,719,148	3,422,392

Depre., Deple., Amort. ¦(OGRR)	0.08	623,184	245,973	324,825	417,507	524,018	644,368
TOTAL OPERATING EXP		2,058,578	2,172,729	2,762,876	3,455,422	4,250,370	5,147,796
EBIT (OPERATING PROFIT)		5,606,684	852,771	1,232,524	1,679,978	2,195,130	2,778,024
Other Income (Expenses)
Interest Income	0.01	76,653	30,255	39,954	51,354	64,455	79,258
Interest Expense	(0.01)	(76,653)	(30,255)	(39,954)	(51,354)	(64,455)	(79,258)
Other	0.01	76,653	30,255	39,954	51,354	64,455	79,258
Total Other Income		76,653	30,255	39,954	51,354	64,455	79,258
Earnings Before Taxes		5,683,337	883,026	1,272,478	1,731,332	2,259,585	2,857,282
Estimated Federal Taxes [1]		1,932,334	300,229	432,643	588,653	768,259	971,476
Estimated Utah Corporate Taxes [2]		187,550	29,140	41,992	57,134	74,566	94,290
NET INCOME		3,563,452	553,657	797,844	1,085,545	1,416,760	1,791,516

[1] 2004 Corporate Income Tax Rates for ‘C’ Corporations - Does not consider dividends or other deductions.
34% Tax bracket	0.34	113,900	113,900	113,900	113,900	113,900	113,900
Plus 34% of earnings over 335,000	335000	1,818,434	186,329	318,743	474,753	654,359	857,576
Total estimated Federal Tax		1,932,334	300,229	432,643	588,653	768,259	971,476

[2] 2005 Utah Flat Corporate Tax rate - 5%
5% Flat Corporate Tax Rate	0.05	187,550	29,140	41,992	57,134	74,566	94,290
Total Estimated Taxes		2,119,885	329,369	474,634	645,787	842,825	1,065,766

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	77 of 83

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Table: PRESENT VALUE OF DISCOUNTED FUTURE EARNINGS Pioneer Oil and Gas April 30, 2005

DESCRIPTION	VALUES	Projected	Projected	Projected	Projected	Projected	Projected	Projected
		30-Apr-05	2006	2007	2008	2009	2010	TermVal

Net Income ($s)		3,563,452	553,657	797,844	1,085,545	1,416,760	1,791,516	1,791,516
		0	1	2	3	4	5	5
Dicount Factor		1.000000	0.795482	0.632791	0.503374	0.400425	0.318530	0.318530
PV of Discounted Earnings	6,193,137	3,563,452	440,424	504,868	546,435	567,305	570,652
Terminal Value	1,791,516	<=The 11th year of operations, or 5th complete years past the Valuation Date.
Capitalized Terminal Value	9,089,376	<=Result from dividing by the After-tax Capitalization Rate shown below.
PV of Capitalized Terminal Value	2,895,242	<=Result of multiplying times the After-tax Discount Rate shown below.
Total Present Value	9,088,379

AFTER TAX COST OF CAPITAL
Discount Rate	25.71%
Capitalization Rate	19.71%
Long-term Sustainable Growth	6.00%

The Table presented below summarizes the results of the Discounted Earnings Method presented in the Table shown above. This method resulted in a valuation of $9,088,379. Inherent in this valuation are all of the assets and expenses used to produce earnings and profits including lease rights, buildings, furniture, fixtures, and equipment, management, depreciation, interest, and taxes, etc.

Table: DISCOUNTED EARNINGS VALUATION Pioneer Oil and Gas April 30, 2005

DESCRIPTION	VALUATION

Present Value of Earnings Stream	$6,193,137

Present Value of Terminal Value	$2,895,242

OPNION OF VALUE – Discounted Earnings Method	$9,088,379

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	78 of 83

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SELECTING THE OPINION OF VALUE

The Opinion of Value presented in this report is based on an applicable standard of value, purpose and premise for which this report was written. The Opinion is also based on values derived using one or more of the three acceptable valuation approaches.

Selection and Weighting Methods

The selection of and reliance on weighting procedures relies on the professional judgment and experience of the analyst rather than a system of prescribed formulas. Accordingly, the following weights were selected for this report.

Weight Used for Allocating the Asset Based Approach		0%

•	Unadjusted Book Value is NOT APPLICABLE

•	Adjusted Book Value all Adjusted Assets and Liabilities	$8,026,550

This method was based on the Company’s unaudited Balance Sheet for March 2005, information provided by management regarding the sales of acreage from the Central Utah Overthrust project, and a discounted amount of the asset value of the rights to oil and gas producing properties. This approach was assigned a weight of zero because the analyst believes that the earnings for this fiscal year are extraordinary and do not necessarily represent the long-term value of the Company based on the results of historical financial statements.

Weight Selected for Allocating the Market Approach		60%

•	C-E-I-R 10,000 Database (GPTC)	$7,179,000

•	DoneDeals Database (CTM)	$8,931,200

Selected Market Approach Value		$8,055,100

This method relies on the selection of truly “comparable” companies in the same industry which is challenging since few companies have the same financial structure, cost structure, organization, operational processes, product mixes, markets, etc. However, the approach does provide valuable perspective about the market.

Weight Selected for Allocating the Income Approach		40%

•	Discounted Earnings Method	$9,088,400

This approach relies on the correct projection of future earnings and the selection of an appropriate Cost-of-Capital and it is considered to be an excellent approach to determining value for the sale of a business.

The Table below summarizes the allocation of values from the three approaches and presents the Opinion of Value for this report.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	79 of 83

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Table: ALLOCATION OF VALUE SUMMARY Pioneer Oil and Gas April 30, 2005

APPROACH	APPROACH VALUE	WEIGHT	EXTENDED VALUE

Asset Approach to Value	$8,052,162	0%	Not Used
Adjusted Assets Method	$8,052,162

Market Approach to Value	$8,055,100	60%	$4,833,060
Guideline Public Companies Method	$7,179,000
Comparative Transaction Method	$8,931,200

Income Approach to Value
Discounted Projected Cash Flow	$9,088,400	40%	$3,635,360

Fair Market Value of Company 100% of Operations and Assets			$8,468,420

VALUATION DISCOUNTS

The Opinion of Fair Market Value does not include discounts for a Lack of Marketability, nor for Minority Interest since these discounts were deemed to be unnecessary for this valuation.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	80 of 83

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ANALYSTS’ CERTIFICATION

WE HEREBY CERTIFY TO THE BEST OF OUR KNOWLEDGE AND BELIEF:

1. The statements of fact contained in this report are true and correct.

2. The reported analysis, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are an unbiased professional analyses, opinions, and conclusions.

3. Gate-Way Capital has no present or prospective interest in the subject business of this report, and there is no personal interest or bias with respect to the parties involved.

4. Gate-Way Capital has no bias with respect to the business being valued or to the parties involved with the assignment.

5. The engagement in this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. The compensation for this valuation is not contingent on an action or event resulting from the analysis, opinions, or conclusions in, or the use of, this report.

7. The Principals of Gate-Way Capital have not personally inspected the assets, properties or business interests encompassed by this appraisal.

8. The analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as promulgated by The National Association of Certified Valuation Appraisers (NACVA).

9. No one provided significant professional assistance to the employees of Gate-Way Capital as represented by the Managing Partner who signed this report.

Sincerely,

_________________________
David P. Felt, MBA, AVA
Accredited Valuation Analyst
Project Analyst & Managing Partner
Gate-Way Capital

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	81 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

EXCEL MANAGEMENT SYSTEMS & GATE-WAY CAPITAL PROFILE

Overview

Gate-Way Capital is a full service valuation firm providing Intermediaries, Banks, Attorneys and their respective clients with business valuation services. The firm’s appraisers belong to the one of the most respected appraisal association in the country and hold the highest industry designations, making them experts in their field. Professional credentials include designations from the National Association of Certified Valuation Analysts (NACVA).

Experience

The staff of Gate-Way Capital undertakes numerous assignments each year and testify on a “as needed” basis. The senior valuation analysts have experience in valuing businesses in a variety of different industries including manufacturing, distribution, retail, healthcare, banking, finance, engineering and high technology. This diverse background allows us to knowledgeably undertake valuation and litigation assignments for virtually every possible business and purpose. Gate-Way Capital, LLC formed a strategic partnership with the Excel Management Systems, Inc. in 2003. Together, Gate-Way Capital and Excel Management Systems have over 20 years of experience in business valuations, company optimization, marketing, product development, accounting, investments and company exit options.

Managing Partners

DALE S. RICHARDS – A Managing Partner: Mr. Richards has spent the last twenty-five years providing management assistance to entrepreneurs and business. He has provided numerous business valuations for Utah companies and has often been called to serve as a Turn-around CEO to help companies become more viable for debt and equity funding, and to help reorient companies as part of mergers and acquisition process. His management expertise has extended to sales, marketing, engineering, finance, customer relations, operations, quality assurance, business creation and product development.

Mr. Richards worked from 1978 through 1990 for FMC and Utah Power & Light corporations where he held responsible management positions including Marketing for Director for Business Development, Director for Economic Development, Director for New Products and Services, Chemical Lab Supervisor and Engineering Project Manager. During the past thirteen years, Mr. Richards has also been active in helping Utah universities commercialize their technology by establishing several technology companies, developing licensing agreements and writing business, product development and marketing plans

Mr. Richards serves on the Board of Directors for Mountain West Venture Group where he has served as a past President and Chairman of the Board for over 15 years. He has also served as past Chairman of the Utah Manufacturers Technology and as a member of the Utah Partnership for Education. He is part of the Association for Corporate Growth and as consultant to the Wayne Brown Institute in support of their Investor Capital Conferences. He currently serves on the Board of five companies.

Mr. Richards has been accredited by the National Association of Certified Valuation Analysts (NACVA) and holds a Masters Degree in Business Administration from Brigham Young University and a B.S. Degree in Chemical Engineering from the University of Utah. He was a member of the American Institute for Chemical Engineers where he has served as President, and Phi Kappa Phi and Tau Beta Pi honorary societies.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	82 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

DAVID P. FELT – A Managing Partner: Mr. Felt has spent the last seven years working with entrepreneurs and business owners to provide valuations for their businesses and help them manage risk and investment issues including buy-sell agreements, employee benefits, retirement plans, executive compensation and estate planning.

Prior to that time, Mr. Felt served in the United States Army, retiring in the grade of Colonel in September 1995. His service included positions of major responsibility for information systems and strategic communications including service at Headquarters, Sixth United States Army, the Presidio of San Francisco, California, as the Chief Information Officer with responsibility for information management systems in fifteen western states; service with the Office of the Secretary of Defense as Director of the Systems Directorate, with responsibility for reporting personnel information on over one million reservists to the senior leadership of the Department of Defense and the Congress; and service at Headquarters, United States Army Information Systems Command, Fort Hauchuca, Arizona, as a Deputy Chief of Staff with responsibility for mobilization readiness of Reserve strategic communications units.

Mr. Felt has been accredited by the National Association of Certified Valuation Analysts (NACVA) and holds a Bachelor’s Degree in Finance and a Masters of Business Administration from the University of Utah and Utah State University respectively. He has done post-graduate work in Economics and Telecommunications Management, and was certified in Business Systems Methodologies by the IBM Corporation in San Jose, California.

Mr. Felt is a Vice President at Mountain West Venture Group where he serves as Program’s Chairman and on the Deal Flow and Utah 100 committees. He is a member of Beta Gamma Sigma (Business Honor Society), is a recipient of the U. S. Army’s Legion of Merit, and serves in the Honorary Colonels Corps, of the Utah National Guard.

The Name:  Gate-Way Capital

The Golden Gate Bridge, along with the Statue of Liberty, in and of themselves suggest the breadth and promise of America. The bridge frames the gate-way into one of the world’s great harbors, and is one of the most stirring and inspiring sights in all of the world. It tends to lend an aura of drama to anything happening there, and at its completion, all property owners on either side of it became automatically wealthier. Its designers and builders faced some of the most formidable engineering and financial challenges of their time since its conception and construction occurred during the worst economic depression in America’s history. It was financed without either state or federal money, and was steered through the often bewildering shoals of America local politics at a time when that system itself was under sever ideological attack. Today, the Golden Gate Bridge serves as one of the major arteries into one of America’s most sparkling and vibrant economic centers. “Launched ‘Midst a thousand woes and fears, damned by a thousand hostile seers, yet Ne’er its course was

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	83 of 83